Exhibit 10.1

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this  “Agreement”), dated as of September 3, 2020 (the “Fifth Amendment Effective Date”), is entered into among Resources Connection, Inc., a Delaware corporation (“RCI”), Resources Connection LLC, a Delaware limited liability company (“RCL”; RCL, together with RCI, the “Borrowers”), the Guarantors party hereto, and Bank of America, N.A., as Lender (the “Lender”).  All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Existing Credit Agreement (as defined below) or the Amended Credit Agreement (as defined below), as applicable.

RECITALS

WHEREAS, the Borrowers, the Guarantors party thereto and the Lender have entered into that certain Credit Agreement dated as of October 17, 2016 (as amended by that certain First Amendment to Credit Agreement and Amendment to Security and Pledge Agreement dated as of November 27, 2016, as further amended by that certain Second Amendment to Credit Agreement dated as of February 21, 2017, as further amended by that certain Third Amendment to Credit Agreement and Consent dated as of August 25, 2017, as further amended by that certain Fourth Amendment to Credit Agreement and Amendment to Security and Pledge Agreement dated as of May 28, 2018, and as further amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time prior to the Fifth Amendment Effective Date,  the “Existing Credit Agreement”);

WHEREAS, the Borrowers and the Guarantors have requested that the Lender amend the Existing Credit Agreement as set forth below; and

WHEREAS, the Lender is willing to amend the Existing Credit Agreement, subject to the terms and conditions specified in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendments to Existing Credit Agreement; Effect of this Agreement; No Impairment.

(a)Effective as of the Fifth Amendment Effective Date, each party hereto agrees that that: (i) the Existing Credit Agreement is hereby amended to (A) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), and (B) add the bold underlined text (indicated textually in the same manner as the following example: double underlined text), in each case as set forth in the credit agreement attached hereto as Annex A (the Existing Credit Agreement, as amended as set forth on Annex A attached hereto, the “Amended Credit Agreement”); (ii) Exhibits A, C and D to the Existing Credit Agreement are amended to read in the forms of Exhibits A,  C and D attached hereto, respectively; and (iii) Schedules 1.01(b), 5.10, 5.19, 5.20(a), 5.20(b), 5.21(b), 5.21(c), 5.21(d), 5.21(e), 7.01, 7.02, and 7.03 to the Existing Credit Agreement are amended to read in the forms of Schedules 1.01(b),  5.10,  5.19, 5.20(a),  5.20(b),  5.21(b),  5.21(c),  5.21(d),  5.21(e),  7.01,  7.02, and 7.03 attached hereto, respectively.

(b)Except as expressly modified and amended in this Agreement, all the terms, provisions and conditions of the Loan Documents shall remain unchanged and in full force and effect.  The Loan Documents and any and all other documents heretofore, now or hereafter executed and delivered pursuant to the terms of the Existing Credit Agreement are hereby amended so that any reference to the Existing Credit Agreement shall mean a reference to the Amended Credit Agreement.  The Amended Credit Agreement is not a novation of the Existing Credit Agreement.

(c)This Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lender under the Existing Credit Agreement or any other Loan Document, and except as set forth herein shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document.

2.Conditions Precedent.  This Agreement shall be effective upon satisfaction of the following conditions precedent:

(a)the Lender’s receipt of executed counterparts of this Agreement properly executed by a Responsible Officer of each Loan Party and the Lender;

(b)the Lender’s receipt of the following, in form and substance satisfactory to the Lender and its legal counsel: (i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or incorporation, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Fifth Amendment Effective Date (or, as to any such Organization Documents that have not been amended, modified or terminated since the date previously certified to the Lender, a certification from a secretary or assistant secretary of such Loan Party certifying that such Organization Documents have not been amended, modified or terminated since such date and that such Organization Documents remain in full force and effect, and true and complete, in the form previously delivered to the Lender on such date); (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and (iii) such documents and certifications as the Lender may reasonably require to evidence that such Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or incorporation (where such concepts are applicable);

(c)the Lender’s receipt of an opinion or opinions of counsel for the Loan Parties, dated the Fifth Amendment Effective Date and addressed to the Lender, in form and substance reasonably acceptable to the Lender;  provided,  that, no legal opinion with respect to the laws of the Commonwealth of Virginia shall be required for Veracity Consulting Group, LLC;

(d)the Lender’s receipt of the following, in form and substance reasonably satisfactory to the Lender: (i) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens; and (ii) searches of ownership of Intellectual Property in the appropriate governmental offices;

(e)the Lender’s receipt of a certificate signed by a Responsible Officer of RCI certifying (i) that the representations and warranties made pursuant to Sections 5(c) and (d) are true and correct on the Fifth Amendment Effective Date, and (ii) to the financial condition, solvency and related matters of RCI and its Subsidiaries, after giving effect to the transactions pursuant to this Agreement;

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(f)the Borrowers shall have paid to the Lender the accrued amount of the portion of the Commitment Fee owing to the Lender under the Existing Credit Agreement with respect to the Reducing Revolving Commitment through Fifth Amendment Effective Date; and

(g)the Loan Parties shall have provided to the Lender the documentation and information that the Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

3.Payment of Expenses.  The Loan Parties agree to reimburse the Lender for all reasonable and documented out-of-pocket expenses incurred by the Lender in connection with the preparation, execution and delivery of this Agreement, including the reasonable and documented fees,  charges, and disbursements of Moore & Van Allen PLLC.

4.Termination of the Reducing Revolving Commitment.  On the Fifth Amendment Effective Date, the parties hereto hereby agree that the Reducing Revolving Commitment shall be terminated.

5.Miscellaneous.

(a)The obligations of the Loan Parties under the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect according to their terms.  This Agreement shall constitute a Loan Document.

(b)Each Guarantor (i)  acknowledges and consents to all of the terms and conditions of this Agreement, (ii)  affirms all of its obligations under the Loan Documents, and (iii)  agrees that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge its obligations under the Loan Documents.

(c)Each Loan Party hereby represents and warrants as follows: (i) such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Agreement; (ii) this Agreement has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity; (iii) no  approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such Loan Party of this Agreement; and (iv) the Persons signing this Agreement as Guarantors include all of the Subsidiaries existing as of the Fifth Amendment Effective Date that are required to become Guarantors pursuant to the Existing Credit Agreement on or prior to the Fifth Amendment Effective Date, and the legal name and jurisdiction of organization of such Loan Party is, as of the Fifth Amendment Effective Date, as reflected on the signature pages to this Agreement.

(d)The Loan Parties represent and warrant to the Lender that,  after giving effect to this Agreement, (i) the representations and warranties of each Loan Party contained in the Amended Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the Fifth Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (and in all respects if any such representation or warranty

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is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 5(d)(i), the representations and warranties contained in Sections 5.05(a) and (b) of the Amended Credit Agreement shall be deemed to refer to the most recent deliverables furnished pursuant to Sections 6.01(a) and (b) of the Existing Credit Agreement, respectively, and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.

(e)Each party hereto acknowledges and agrees to the provisions set forth in Sections 10.17 and 10.21 of the Amended Credit Agreement.

(f)This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.  Subject to Section 10.17 of the Amended Credit Agreement, this Agreement may be in the form of an Electronic Record and may be executed using Electronic Signatures (including facsimile and .pdf) and shall be considered an original and shall have the same legal effect, validity and enforceability as a paper record.

(g)If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby, and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(h)THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO HERETO, AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(i)The terms of Sections 10.13 and 10.14 of the Amended Credit Agreement with respect to submission to jurisdiction, waiver of venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:RESOURCES CONNECTION, INC.,

a Delaware corporation

By: /s/ Jennifer Ryu

Name: Jennifer Ryu

Title: Chief Financial Officer

RESOURCES CONNECTION LLC,

a Delaware limited liability company

By:Resources Connection, Inc., its sole member

By: /s/ Jennifer Ryu

Name: Jennifer Ryu

Title: Chief Financial Officer

GUARANTORS:RESOURCES HEALTHCARE SOLUTIONS LLC,

a Delaware limited liability company

By: /s/ Jennifer Ryu

Name: Jennifer Ryu

Title: Chief Financial Officer

RGP PROPERTY LLC,

a Delaware limited liability company

By:Resources Connection, Inc., its sole member

By: /s/ Jennifer Ryu

Name: Jennifer Ryu

Title: Chief Financial Officer

SITRICK GROUP, LLC,

a Delaware limited liability company

By:Resources Connection, Inc., its manager

By: /s/ Jennifer Ryu

Name: Jennifer Ryu

Title: Chief Financial Officer

VERACITY CONSULTING GROUP, LLC,

a Virginia limited liability company

By:Resources Connection, Inc., its sole member

By: /s/ Jennifer Ryu

Name: Jennifer Ryu

Title: Chief Financial Officer

TASKFORCE – MANAGEMENT ON DEMAND, LLC, a Delaware limited liability company

By:Resources Connection, Inc., its sole member

By: /s/ Jennifer Ryu

Name: Jennifer Ryu

Title: Chief Financial Officer

RESOURCES CONNECTION, INC.

FIFTH AMENDMENT TO CREDIT AGREEMENT

LENDER:BANK OF AMERICA, N.A.,

as Lender

By: /s/ Angel Sutoyo

Name: Angel Sutoyo

Title: Senior Vice President

RESOURCES CONNECTION, INC.

FIFTH AMENDMENT TO CREDIT AGREEMENT

ANNEX A

Amended Credit Agreement

See attached.

~~THIS COMPOSITE CREDIT AGREEMENT INCORPORATES THE FIRST AMENDMENT TO CREDIT AGREEMENT AND AMENDMENT TO SECURITY AND PLEDGE AGREEMENT DATED AS OF NOVEMBER 27, 2016, THE SECOND AMENDMENT TO CREDIT AGREEMENT DATED AS OF FEBRUARY 21, 2017 AND THE THIRD AMENDMENT TO CREDIT AGREEMENT AND CONSENT DATED AS OF AUGUST 25, 2017 AND THE FOURTH AMENDMENT TO CREDIT AGREEMENT AND AMENDMENT TO SECURITY AND PLEDGE AGREEMENT DATED AS OF MAY 28, 2018.  THIS COMPOSITE CREDIT AGREEMENT IS NOT A LEGAL DOCUMENT AND IS FOR REFERENCE PURPOSES ONLY.~~

ANNEX A TO FIFTH AMENDMENT TO CREDIT AGREEMENT

CREDIT AGREEMENT

Dated as of October 17, 2016

among

RESOURCES CONNECTION, INC.

and

RESOURCES CONNECTION LLC,

as Borrowers,

CERTAIN DOMESTIC SUBSIDIARIES OF RESOURCES CONNECTION, INC. PARTY HERETO,

as Guarantors,

and

BANK OF AMERICA, N.A.,

as Lender

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS AND ACCOUNTING TERMS	5
1.01	Defined Terms	5
1.02	Other Interpretive Provisions	2930
1.03	Accounting Terms	3031
1.04	Rounding	3132
1.05	Times of Day	3132
1.06	Letter of Credit Amounts	32
1.07	UCC Terms	32

ARTICLE II	~~COMMITMENTS~~COMMITMENT AND CREDIT EXTENSIONS
2.01	Loans	32
2.02	Borrowings, Conversions and Continuations of Loans
2.03	Letters of Credit	34
2.04	Prepayments	39
2.05	Termination or Reduction of ~~Commitments~~Commitment	4039
2.06	Repayment of Loans	40
2.07	Interest and Default Rate	40
2.08	Commitment Fee	41
2.09	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	4241
2.1.	Payments Generally	4241
2.11	Cash Collateral	42

ARTICLE III	TAXES, YIELD PROTECTION AND ILLEGALITY	4342
3.01	Taxes	43
3.02	Illegality	4443
3.03	Inability to Determine Rates	4443
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	4544
3.05	Compensation for Losses	4645
3.06	Survival	46

ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	4746
4.01	Conditions of Initial Credit Extension	4746
4.02	Conditions to all Credit Extensions	4948

ARTICLE V	REPRESENTATIONS AND WARRANTIES	5049
5.01	Existence, Qualification and Power	5049
5.02	Authorization; No Contravention	5049
5.03	Governmental Authorization; Other Consents	5049
5.04	Binding Effect	50
5.05	Financial Statements; No Material Adverse Effect	51
5.06	Litigation	5150
5.07	No Default	51
5.08	Ownership of Property	51
5.09	Environmental Compliance	5251
5.10	Insurance	5251
5.11	Taxes	52
5.12	ERISA Compliance	52

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5.13	Margin Regulations; Investment Company Act	53
5.14	Disclosure	53
5.15	Compliance with Laws	5453
5.16	Solvency	5453
5.17	Casualty, etc	5453
5.18	Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act	54
5.19	Responsible Officers	5554
5.20	Subsidiaries; Equity Interests; Loan Parties	5554
5.21	Collateral Representations	55
5.22	Labor Matters	56
5.23	EEA Financial Institutions	56
5.24	Covered Entities	56

ARTICLE VI	AFFIRMATIVE COVENANTS	56
6.01	Financial Statements	56
6.02	Certificates; Other Information	57
6.03	Notices	59
6.04	Payment of Obligations	6059
6.05	Preservation of Existence, Etc	6059
6.06	Maintenance of Properties	60
6.07	Maintenance of Insurance	60
6.08	Compliance with Laws	6160
6.09	Books and Records	61
6.1	Inspection Rights	61
6.11	Use of Proceeds	61
6.12	Material Contracts	6261
6.13	Covenant to Guarantee Obligations	6261
6.14	Covenant to Give Security	62
6.15	Further Assurances	63
6.16	Compliance with Environmental Laws	63
6.17	Maintenance of Primary Depository Relationship	6463
6.18	Anti-Corruption Laws; Sanctions	6463
6.19	Post-Closing Covenant	6463

ARTICLE VII	NEGATIVE COVENANTS	64
7.01	Liens	64
7.02	Indebtedness	6665
7.03	Investments	67
7.04	Fundamental Changes	68
7.05	Dispositions	68
7.06	Restricted Payments	6968
7.07	Change in Nature of Business	7069
7.08	Transactions with Affiliates	70
7.09	Burdensome Agreements	70
7.10	Use of Proceeds	7170
7.11	Financial Covenants	7170
7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Organization; Form of Entity and Accounting Changes	71
7.13	Sale and Leaseback Transactions	71
7.14	Prepayments, Etc	7271
7.15	Amendment, Etc	7271

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7.16	Ownership of Subsidiaries	7271
7.17	Sanctions	72
7.18	Anti-Corruption Laws	72

ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES 72
8.01	Events of Default	72
8.02	Remedies upon Event of Default	7574
8.03	Application of Funds	75

ARTICLE IX	CONTINUING GUARANTY 75
9.01	Guaranty	75
9.02	Rights of Lender	7675
9.03	Certain Waivers	76
9.04	Obligations Independent	7776
9.05	Subrogation	7776
9.06	Termination; Reinstatement	7776
9.07	Stay of Acceleration	77
9.08	Condition of Borrowers	77
9.09	Appointment of RCI	7877
9.1	Right of Contribution	7877
9.11	Keepwell	7877

ARTICLE X	MISCELLANEOUS	78
10.01	Amendments, Etc	78
10.02	Notices; Effectiveness; Electronic Communications	78
10.03	No Waiver; Cumulative Remedies; Enforcement	79
10.04	Expenses; Indemnity; Damage Waiver	8079
10.05	Payments Set Aside	81
10.06	Successors and Assigns	81
10.07	Treatment of Certain Information; Confidentiality	81
10.08	Right of Setoff	82
10.09	Interest Rate Limitation	8382
10.1	Counterparts; Integration; Effectiveness	83
10.11	Survival of Representations and Warranties	83
10.12	Severability	8483
10.13	Governing Law; Jurisdiction; Etc	8483
10.14	Waiver of Jury Trial	8584
10.15	Subordination	85
10.16	No Advisory or Fiduciary Responsibility	85
10.17	lectronic Execution	8685
10.18	Joint and Several Liability of the Borrowers	86
10.19	Release of Guarantors	88
10.2	USA PATRIOT Act Notice	88
10.21	Acknowledgement Regarding Any Supported QFCs	88

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SCHEDULES

Schedule 1.01(a)	Existing Letters of Credit
Schedule 1.01(b)	Certain Addresses for Notices
Schedule 5.10	Insurance
~~Schedule 5.12(d)~~	~~Pension Plans~~
Schedule 5.19	Responsible Officers
Schedule 5.20(a)	Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments
Schedule 5.20(b)	Loan Parties
Schedule 5.21(b)	Intellectual Property
Schedule 5.21(c)	Deposit Accounts and Securities Accounts
Schedule 5.21(d)	Properties
Schedule 5.21(e)	Material Contracts
Schedule 7.01	Existing Liens
Schedule 7.02	Existing Indebtedness
Schedule 7.03	Existing Investments

EXHIBITS

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Joinder Agreement
Exhibit C	Form of Loan Notice
Exhibit D	Form of Notice of Loan Prepayment
Exhibit E	Form of Solvency Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 17, 2016 among RESOURCES CONNECTION, INC., a Delaware corporation (“RCI”), RESOURCES CONNECTION LLC, a Delaware limited liability company (“RCL” and together with RCI, the “Borrowers” and each a “Borrower”), the Guarantors (defined herein), and BANK OF AMERICA, N.A., as Lender.

RECITALS

WHEREAS, the Borrowers have requested that the Lender make loans and other financial accommodations in an aggregate principal amount of up to $120,000,000; and

WHEREAS, the Lender has agreed to make such loans and other financial accommodations on the terms and subject to the conditions set forth herein.

NOW THEREFOR, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.

 As used in this Agreement, the following terms shall have the meanings set forth below:

 “Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

 “Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, and (b) all reasonable and documented out-of-pocket costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided,  that, Additional Secured Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

 “Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.

 “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Rate” means with respect to ~~Revolving~~ Loans~~, Reducing Revolving Loans,~~ and Letters of Credit, the following percentages per annum, based upon the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.02(b):

Pricing Tier	Consolidated Total Leverage Ratio	Letter of Credit Fee	Eurodollar Rate Loans	Base Rate Loans
1	> 1.00 to 1.0	~~1.50~~1.75%	~~1.50~~1.75%	~~0.50~~0.75%
2	< 1.00 to 1.0	~~1.25~~1.50%	~~1.25~~1.50%	~~0.25~~0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b);  provided,  ~~however,~~  that, if a Compliance Certificate is not delivered when due in accordance with such Section, then, at the election of the Lender, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall continue to apply until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 6.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Total Leverage Ratio contained in such Compliance Certificate.  The Applicable Rate in effect from the ~~Closing~~Fifth Amendment Effective Date to the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) for the fiscal quarter ending ~~November 26, 2016~~August 29, 2020 shall be determined based upon Pricing Tier 1.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.09(b).

 “Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender, or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

 “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Lender in its reasonable judgment, and (d) in respect of any Sale and Leaseback Transaction of any Person, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

 “Audited Financial Statements” means the audited Consolidated balance sheet of RCI and its Subsidiaries for the fiscal year ended May 28, 2016, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of RCI and its Subsidiaries, including the notes thereto.

 “Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

 “Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

 “Availability Period” means ~~(a) in respect of the Revolving Facility,~~ the period from and including the ~~Closing~~Fifth Amendment Effective Date to the earliest of (~~i~~a) the Maturity Date, (~~ii~~b) the date of termination of the ~~Revolving~~ Commitment pursuant to Section 2.05, and (~~iii~~c) the date of termination of the ~~Revolving Commitment pursuant to Section 8.02, and (b) in respect of the Reducing Revolving Commitment, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Reducing Revolving Commitment pursuant to Section 2.05, and (iii) the date of termination of the Reducing Revolving~~ Commitment pursuant to Section 8.02.

 “Bank of America” means Bank of America, N.A. and its successors and permitted assigns.

 “Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus one percent (1.00%), subject to the interest rate floors set forth therein; provided,  that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.  If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

 “Base Rate Loan” means a ~~Revolving Loan or a Reducing Revolving~~ Loan that bears interest based on the Base Rate.

 “Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

 “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

 “Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) with respect to a partnership, the board of directors of the general partner of the partnership, (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof, and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a ~~Revolving Borrowing or a Reducing Revolving Borrowing, as the context may require.~~borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01.

 “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Los Angeles, California or the state where the Lender’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

 “Capital Expenditure” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).

 “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

 “Cash Collateralize” means, to pledge and deposit with or deliver to the Lender, as collateral for L/C Obligations or the Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Lender, and/or (c) if the Lender shall agree, in its sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

 “Cash Equivalents” means any of the following types of Investments, to the extent owned by RCI or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided,  that, the full faith and credit of the United States is pledged in support thereof;

(b)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is the Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one (1) year from the date of acquisition thereof;

(c)commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one (1) year from the date of acquisition thereof; and

(d)Investments, classified in accordance with GAAP as current assets of RCI or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a),  (b) and (c) of this definition.

 “Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

 “CFC” means any Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Code.

 “Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided,  that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

 “Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the Equity Interests of RCI entitled to vote for members of the Board of Directors of RCI on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)during any period of eighteen (18) consecutive months, a majority of the members of the Board of Directors of RCI cease to be composed of individuals (i) who were members of that Board of Directors on the first day of such period, (ii) whose election or nomination to that Board of Directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or (iii) whose election or nomination to that Board of Directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors; or

(c)RCI shall cease to own and control, of record and beneficially, directly, one hundred percent (100%) of the Equity Interests of RCL; or

(d)at any time, a “change of control” (or any similar event, however designated) occurs under any Indebtedness with an aggregate principal amount in excess of the Threshold Amount.

 “Closing Date” means the date hereof.

 “Code” means the Internal Revenue Code of 1986.

 “Collateral”  means a collective reference to all personal property with respect to which Liens in favor of the Lender, for the benefit of the Secured Parties, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.  Notwithstanding anything in the Loan Documents to the contrary, the term “Collateral” shall not include any Excluded Property.

 “Collateral Documents” means, collectively, the Security Agreement, each Joinder Agreement, each Qualifying Control Agreement, each of the security agreements, pledge agreements or other similar agreements delivered to the Lender pursuant to Section 6.14, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Lender for the benefit of the Secured Parties.

 “Commitment” means the Lender’s obligation to (a) make Loans to the Borrowers pursuant to Section 2.01, and (b) issue Letters of Credit pursuant to Section 2.03.  The amount of the Commitment on the Fifth Amendment Effective Date shall be $120,000,000.

~~“Commitment” means the Revolving Commitment and/or the Reducing Revolving Commitment, as the context may require.~~

~~“Commitment Amount” means, as of any date of determination, the sum of (a) the Revolving Commitment as of such date, plus (b) the Reducing Revolving Commitment as of such date.~~

 “Commitment Fee” has the meaning specified in Section 2.08.

 “Commitment Fee Rate” means~~, as of any date of determination, (a) if the amount of the Total Revolving Outstandings as of such date plus the amount of the Total Reducing Revolving Outstandings as of such date is greater than an amount equal to fifty percent (50%) of the Commitment Amount as of such date, 0.15% per annum, and (b) if the amount of the Total Revolving Outstandings as of such date plus the amount of the Total Reducing Revolving Outstandings as of such date is less than or equal to an amount equal to fifty percent (50%) of the Commitment Amount as of such date,~~ 0.25% per annum.

 “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

 “Communication” has the meaning specified in Section 10.17.

 “Compliance Certificate” means a certificate substantially in the form of Exhibit A.

 “Consolidated” means, when used with reference to financial statements or financial statement items of RCI and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

 “Consolidated Capital Expenditures” means, for any period, for RCI and its Subsidiaries on a Consolidated basis, all Capital Expenditures.

 “Consolidated Cash Taxes” means, for any period, for RCI and its Subsidiaries on a Consolidated basis, the aggregate of all income taxes, as determined in accordance with GAAP, to the extent the same are paid in cash during such period.

 “Consolidated EBITDA” means, for any period, for RCI and its Subsidiaries on a Consolidated basis, an amount equal to Consolidated Net Income for such period (a) plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign income taxes payable for such period; (iii) depreciation and amortization expense for such period; (iv) any non-cash expense, loss or charge (including (x) any non-cash stock based compensation expense, and (y) any non-cash expenses related to goodwill and trademark impairment, in each case, for such period) which does not represent a cash item in such period or any future period; (v) any losses during such period resulting from the disposition of any assets of RCI or any Subsidiary outside the ordinary course of business (in an amount reasonably acceptable to the Lender); (vi) fees and expenses incurred in such period in connection with the consummation of the Transactions; (vii) fees and expenses for such period incurred in connection with any Permitted Acquisition, whether or not such Permitted Acquisition is consummated, so long as such fees and expenses are incurred not more than twelve (12) months after such Permitted Acquisition; (viii) the amount of net cost savings and operating expense reductions, in each case, with respect to account compensation expenses, occupancy costs, rental expenses and other quantifiable and verifiable cost and expense items, in each case, for such period and projected by RCI in good faith to be realized as a result of Permitted Acquisitions after the Closing Date, net of the amount of actual benefits realized during such period; provided,  that, (A) in the Compliance Certificate required to be delivered pursuant to Section 6.02, RCI shall certify that such cost savings and operating expense reductions (x) are reasonably anticipated to be realized within twelve (12) months after the consummation of the Permitted Acquisition which is expected to result in such cost savings or operating expense reductions, and (y) are factually supportable as determined in good faith by RCI, (B) no cost savings or operating expense reductions shall be added pursuant to this clause (a)(viii) to the extent duplicative of any amounts otherwise added to, or included in, Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, and (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (a)(viii) to the extent occurring more than four (4) full fiscal quarters after the applicable Permitted Acquisition; (ix) non-cash accruals or reserves for such period with respect to Earn Out Obligations (it being understood that any cash payment in respect thereof, or any reversal thereof, in any future period shall be subtracted from Consolidated EBITDA in accordance with clause (b)(iii) below); ~~and~~ (x) ~~non-recurring severance charges in respect of employee terminations for such period, but only to the extent incurred on or prior to August 26, 2017~~the Non-Recurring Severance and Restructuring Add-Back Amount for such period; and (xi) fees and expenses incurred in such period in connection with the negotiation, documentation, and consummation of any amendment, supplement or other modification of the Loan Documents; (b) minus the following, without duplication, to the extent included in calculating such Consolidated Net Income: (i) all non-cash income or gains for such period; (ii) any gains during such period resulting from the disposition of any assets of RCI or any Subsidiary outside the ordinary course of business; and (iii) any cash payment in such period in respect of, or any reversal of, any accrual or reserve added back to Consolidated EBITDA in a prior period pursuant to clause (a)(ix) above.  Notwithstanding the foregoing, it is understood and agreed that ~~(x)~~ the aggregate amount added back pursuant to clauses (a)(vii) ~~and~~, (a)(viii) and (a)(x) for any period shall not exceed ~~five~~an amount equal to ten percent (~~5~~10%) of Consolidated EBITDA for such period (calculated prior to giving effect to all such add-backs for such period~~, and (y) the aggregate amount added back pursuant to clause (a)(x) for any period shall not exceed fifteen percent (15%) of Consolidated EBITDA for such period prior to giving effect to such add-back for such period~~).

“Consolidated Fixed Charge Coverage Ratio”  means, as of any date of determination, the ratio of (a) the total of (i) Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date of determination, minus (ii) Consolidated Capital Expenditures for such period, minus (iii) Consolidated Cash Taxes for such period, to (b) the sum of (i) the current portion of long term Indebtedness as of such date, calculated in accordance with GAAP, plus (ii) Consolidated Interest Charges paid in cash for the Measurement Period most recently ended on or prior to such date of determination, plus (iii) all Restricted Payments made in cash (other than ~~(x) Restricted Payments permitted by Section 7.06(c), (y) share repurchases made by any Borrower or any Subsidiary only in the twelve (12)-month period ended as of the Closing Date, and (z)~~ share repurchases made by RCI to the extent permitted by Section 7.06(f)) for such period.

Notwithstanding the foregoing, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, for any calculation of Consolidated Interest Charges occurring prior to the one-year anniversary of the Closing Date, actual cash Consolidated Interest Charges from the Closing Date through the applicable fiscal quarter end shall be annualized for purposes of calculating the cash portion of Consolidated Interest Charges for the relevant Measurement Period.

 “Consolidated Funded Indebtedness”  means Funded Indebtedness of RCI and its Subsidiaries on a Consolidated basis determined in accordance with GAAP.

 “Consolidated Interest Charges” means, for any period, for RCI and its Subsidiaries on a Consolidated basis, the sum of, without duplication, (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP.

 “Consolidated Net Income” means, for any period, the net income (or loss) of RCI and its Subsidiaries on a Consolidated basis for such period; provided,  that, Consolidated Net Income shall exclude (a)  ~~extraordinary~~unusual and infrequent gains and ~~extraordinary~~unusual and infrequent losses for such period, (b) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that RCI’s equity in any net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such period of any Person if such Person is not a Subsidiary, except that RCI’s equity in the net income of any such Person for such period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to RCI or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to RCI as described in clause (b) of this proviso).

 “Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period on or prior to such date.

 “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

 “Cost of Acquisition” means the purchase consideration for any Permitted Acquisition and all other payments by any Loan Party in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, deferred purchase price, Earn Out Obligations and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person.  For purposes of determining the aggregate consideration paid for an Acquisition at the time of such Acquisition, the amount of any Earn Out Obligations shall be deemed to be the maximum amount of the earn-out payments in respect thereof as specified in the documents relating to such Acquisition.

 “Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

 “Covered Party” has the meaning specified in Section 10.21.

 “Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

 “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

 “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

 “Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

 “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

 “Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

 “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property (including the Equity Interests in any Subsidiary) by any Loan Party or any Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.

 “Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after the Maturity Date, (b) requires the payment of any cash dividend at any time prior to the ninety-first (91st) day after the Maturity Date, (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations, or (d) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clauses (a),  (b) or (c) above, in each case at any time prior to the ninety-first (91st) day after the Maturity Date; provided,  that, any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable)

the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the ninety-first (91st) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date.

 “Dollar” and “$” mean lawful money of the United States.

 “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

 “Earn Out Obligations” means, with respect to an Acquisition, all obligations of any Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition.  For purposes of determining the amount of any Earn Out Obligations to be included in the definition of Funded Indebtedness, the amount of Earn Out Obligations shall be deemed to be the aggregate liability in respect thereof, as determined in accordance with GAAP.

 “EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

 “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

 “EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

~~“Eligible Assets” means property (other than current assets) that is used or useful in the same or a related line of business as the RCI and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof).~~

 “Electronic Copy” has the meaning specified in Section 10.17.

 “Electronic Record” has the meaning assigned to such term by 15 U.S.C. §7006.

 “Electronic Signature” has the meaning assigned to such term by 15 U.S.C. §7006.

 “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

 “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a)

violation of any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

 “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

 “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

 “ERISA” means the Employee Retirement Income Security Act of 1974.

 “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

 “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) the withdrawal of a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan ~~or notification that a Multiemployer Plan is in reorganization~~, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan, (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate, or (i) a failure by a Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by a Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

 “Eurodollar Rate” means:

(a)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Lender, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Lender from time to time) (in such case, the “LIBO Rate”) at or about 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBO Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided,  that, (i) to the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided,  further that to the extent such market practice is not administratively feasible for the Lender, such approved rate shall be applied in a manner as otherwise reasonably determined by the Lender, and (ii) if the Eurodollar Rate shall be less than ~~zero~~0.25%, such rate shall be deemed ~~zero~~0.25% for purposes of this Agreement.

“Eurodollar Rate Loan” means a ~~Revolving Loan or a Reducing Revolving~~ Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Accounts” means (a) any zero balance account, (b) withholding tax, trust, escrow, payroll and other fiduciary accounts, and (c) petty cash accounts in which amounts on deposit therein do not exceed $1,500,000 in the aggregate for all such accounts at any one time.

“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased real property, (b) unless requested by the Lender, any personal property (including motor vehicles) in respect of which perfection of a Lien is not either (i) governed by the UCC, or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) the Equity Interests of any Foreign Subsidiary or FSHCO to the extent not required to be pledged to secure the Secured Obligations pursuant to Section 6.14(a), (d) any property which, subject to the terms of Section 7.02(c), is subject to a Lien of the type described in Section 7.01(i) pursuant to documents that prohibit such Loan Party from granting any other Liens in such property, (e) any general intangible, permit, lease, license, contract or other instrument of a Loan Party to the extent the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by the Collateral Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided,  that, (i) any such limitation described in the foregoing clause (e) on the security interests granted pursuant to the Collateral Documents shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law (including Debtor Relief Laws) or principles of equity, and (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted under the Collateral Documents and shall be included as Collateral, (f) any “intent-to-use” application for registration of a trademark of such Loan Party filed in the United States Patent and Trademark Office pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, and (g) any personal property as to which the Lender and RCI agree in writing that the costs or other consequences of obtaining a security interest or perfection thereof are excessive in view of the benefits to be obtained by the Secured Parties therefrom.

 “Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.11 and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a Lien, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

 “Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01(a).

 “Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the ~~Commitments have~~Commitment has terminated, (b) all Obligations have been paid in full in cash (other than contingent indemnification or reimbursement obligations for which no claim has been asserted), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Lender shall have been made).

 “FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

 “Federal Funds Rate” means, for any day, the rate per annum ~~equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published~~calculated by the Federal Reserve Bank of New York ~~on the Business Day next succeeding such day; provided,  that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so~~based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day~~, and (b) if no such rate is so published on such next succeeding Business Day, the~~ by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate ~~for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Lender.~~as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

 “Fifth Amendment Effective Date” means September 3, 2020.

 “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

~~“Fourth Amendment Effective Date” means May 28, 2018.~~

 “FRB” means the Board of Governors of the Federal Reserve System of the United States.

 “FSHCO” means any direct or indirect Subsidiary ~~of the Borrower~~(other than RCL), all or substantially all of the assets of which are Equity Interests in one or more CFCs or Indebtedness of such CFCs.

 “Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

 “Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by any Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created), including any Earn Out Obligations, (f) all Attributable Indebtedness, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Funded Indebtedness of other Persons secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person, and (j) all Funded Indebtedness of the types referred to in clauses (a) through (i) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that such Funded Indebtedness is expressly made non-recourse to such Person.  For purposes hereof, the amount of any direct obligation arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments shall be the maximum amount available to be drawn thereunder.

 “Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably acceptable to the Lender.

 “GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

 “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

 “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

 “Guaranteed Obligations” has the meaning specified in Section 9.01.

 “Guarantors” means, collectively, (a) each Person identified as a “Guarantor” on the signature pages hereto, (b) the Subsidiaries of RCI as are or may from time to time become parties to this Agreement pursuant to Section 6.13, (c) with respect to Secured Obligations owing by any Loan Party arising under Secured Cash Management Agreements and Secured Hedge Agreements and any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 9.01 and 9.11) under the Guaranty, each Borrower, (d) with respect to Secured Obligations owing by a Borrower, the other Borrower, and (e) the successors and permitted assigns of the foregoing.

 “Guaranty” means, collectively, the Guarantee made by the Guarantors under Article IX in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.13.

 “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

 “HMT” has the meaning specified in the definition of “Sanctions”.

 “Honor Date” has the meaning specified in Section 2.03(c).

 “Immaterial Foreign Subsidiary”  means, as of any date of determination, any Foreign Subsidiary designated as such by RCI in writing to the Lender which: (a) holds (together with the assets of its Subsidiaries) less than five percent (5%) of the consolidated total assets of RCI and its Subsidiaries on a consolidated basis, and (b) contributes (together with its Subsidiaries) less than five percent (5%) of the consolidated gross revenues of RCI and its Subsidiaries on a consolidated basis, in each case, as determined based on the financial statements provided by RCI pursuant to Section 6.01 for the most recently ended four fiscal quarter period for which financial statements are available; provided, that, (i) the aggregate consolidated total assets of all Immaterial Foreign Subsidiaries shall not exceed ten percent (10%) of the consolidated total assets of RCI and its Subsidiaries, and (ii) the aggregate consolidated gross revenues of all Immaterial Foreign Subsidiaries shall not exceed ten percent (10%) of the consolidated gross revenues of RCI and its Subsidiaries.

“Indebtedness”  means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all Funded Indebtedness, (b) the Swap Termination Value of any Swap Contract,  (c) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a) and (b) above of any other Person, and (d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person or a Subsidiary thereof is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person or such Subsidiary.

 “Indemnitee” has the meaning specified in Section 10.04(b).

 “Information” has the meaning specified in Section 10.07(a).

 “Intellectual Property” means all trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, patents, patent applications, patent rights, franchises, licenses and other intellectual property rights.

 “Intercompany Debt” has the meaning specified in Section 7.02(d).

 “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided,  ~~however,~~  that,  if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates, and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the applicable Borrower in its Loan Notice; provided,  that,  (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the ~~next~~immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.

 “Interim Financial Statements”  means the unaudited Consolidated financial statements of RCI and its Subsidiaries for the fiscal quarter ended August 27, 2016, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.

 “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) an Acquisition. For purposes of covenant compliance, the amount of any

Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

 “Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.

 “IRS” means the United States Internal Revenue Service.

 “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

 “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Lender and a Borrower (or any Subsidiary) or in favor of the Lender and relating to such Letter of Credit.

 “Joinder Agreement” means a joinder agreement substantially in the form of Exhibit B executed and delivered in accordance with the provisions of Section 6.13.

 “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

 “L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

 “L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

 “Lender” means Bank of America.

 “Lender’s Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 1.01(b), or such other address or account as the Lender may from time to time notify RCI in writing; which office may include any Affiliate of the Lender or any domestic or foreign branch of the Lender or such Affiliate.

 “Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

 “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Lender.

 “Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the ~~next~~immediately preceding Business Day).

 “Letter of Credit Fee” has the meaning specified in Section 2.03(g).

 “Letter of Credit Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Facility.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.

 “Leverage Increase Period” has the meaning specified in Section 7.11(a).

 “LIBO Rate” has the meaning specified in the definition of Eurodollar Rate.

 “LIBOR” has the meaning specified in the definition of Eurodollar Rate.

 “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

 “Loan”  ~~means an extension of credit by the Lender to a Borrower under Article II in the form of a Revolving Loan or a Reducing Revolving Loan~~has the meaning specified in Section 2.01.

 “Loan Documents” means, collectively, this Agreement, the Guaranty, each Collateral Document, each Issuer Document, and each agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.11 (but specifically excluding any Secured Hedge Agreement, any Secured Cash Management Agreement, and any agreement creating or perfecting rights in Cash Collateral provided pursuant to Section 2.11(a)(i) after the ~~Commitments have~~Commitment has terminated and all other Obligations have been paid in full in cash (other than contingent indemnification or reimbursement obligations for which no claim has been asserted)).

 “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit C or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

 “Loan Parties” means, collectively, each Borrower and each Guarantor.

 “London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

 “Master Agreement” has the meaning specified in the definition of “Swap Contract”.

 “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of the Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

 “Material Contract” means, with respect to any Person, each contract, agreement, permit or license, written or oral, of such Person and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

 “Material Foreign Subsidiary” means any Foreign Subsidiary that is not an Immaterial Foreign Subsidiary.

 “Maturity Date” means October 17, ~~2021~~2022;  provided,  ~~however,~~  that,  if such date is not a Business Day, the Maturity Date shall be the ~~next~~immediately preceding Business Day.

 “Measurement Period”  means, at any date of determination, (a) for purposes of determining compliance with the financial covenants set forth in Section 7.11, on the last day of any fiscal quarter of RCI, the four (4) fiscal quarters of RCI ending on the last day of such fiscal quarter, and (b) for all other purposes, the most recently completed four (4) fiscal quarters of RCI for which RCI was required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b).

 “Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.11(a)(i) or (a)(ii), an amount equal to one hundred three percent (103%) of the Outstanding Amount of all L/C Obligations, and (b) otherwise, an amount determined by Lender in its good faith credit judgment.

 “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

 “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

 “Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including a Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

 “Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

 “Non-Recurring Severance and Restructuring Add-Back Amount” means, for any period, an amount equal to the greater of (a) $0, and (b) an amount equal to the total of (i) the amount of Non-Recurring Severance and Restructuring Charges for such period, minus (ii) $120,000.

 “Non-Recurring Severance and Restructuring Charges” means, for any period, for RCI and its Subsidiaries on a Consolidated basis, the amount of non-recurring severance and restructuring charges for such period, but only to the extent such charges were deducted in calculating Consolidated Net Income for such period.

 “Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

 “Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit D or such other form as may be approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the applicable Borrower.

 “Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all reasonable and documented out-of-pocket costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided,  that, Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

 “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

 “Offer to Purchase” means that certain Offer to Purchase from RCI, as attached to the Tender Offer Statement to be filed with the SEC on Schedule TO with respect to the Tender Offer.

 “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

 “Outstanding Amount” means (a) with respect to ~~Revolving Loans or Reducing Revolving~~ Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of ~~Revolving~~ Loans ~~or Reducing Revolving Loans, as the case may be,~~ occurring on such date, and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

 “PATRIOT Act” has the meaning specified in Section 10.20.

 “PBGC” means the Pension Benefit Guaranty Corporation.

~~“Pension Act” means the Pension Protection Act of 2006.~~

 “Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in~~, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter,~~ Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

 “Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by a Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

 “Permitted Acquisition”  means any Acquisition by a Loan Party (the Person, assets or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”); provided,  that, (a) the Target of such Acquisition operates a Permitted Business or the assets acquired pursuant to such Acquisition are used or useful in a Permitted Business, (b) the Target shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period most recently ended prior to the Acquisition of at least $1, (c) RCI shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such Acquisition, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the most recent Measurement Period ended on or prior to the date of such Acquisition, (d) no Default or Event of Default shall exist or would result from giving effect to such Acquisition, (e) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or the shareholders (or equivalent) of the applicable Loan Party and the Target, (f) the sum of unrestricted cash and Cash Equivalents of the Loan Parties, plus availability under the Revolving Facility, ~~plus availability under the Reducing Revolving Commitment,~~ after giving effect to such Acquisition on a Pro Forma Basis, shall be at least $15,000,000, (g) the Target of such Acquisition shall become a Loan Party and/or the assets acquired shall be subject to Liens in favor of the Lender, in each case in accordance with, and to the extent required by, Section 6.13 and/or Section 6.14, and (h) in connection with any such Acquisition for which the aggregate Cost of Acquisition exceeds $10,000,000, RCI shall have delivered to the Lender (i) a certified copy of the purchase agreement with respect to such Acquisition, (ii) annual financial statements (including audits, if available) of the Target for the past three fiscal year periods and the most current interim financial statements of the Target, and (iii) updated projections for the Loan Parties incorporating the Target of such Acquisition.

 “Permitted Business” means any business that is, directly or indirectly through a Subsidiary, the same as, or substantially similar, reasonably related, ancillary or complementary to, the business of ~~the Borrowers~~RCI and its Subsidiaries on the Closing Date.

 “Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Transfers” means (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (b) Dispositions of inventory in the ordinary course of business; (c) Dispositions of property to any Borrower or any Subsidiary; provided,  that, if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) Dispositions of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases (other than, in each case, exclusive licenses of Intellectual Property) granted to others not interfering in any material respect with the business of RCI and its Subsidiaries; (f) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; and (g) the Disposition of Cash Equivalents for fair market value.

 “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

 “Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of a Borrower or any ERISA Affiliate or any such Plan to which a Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

 “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable

Measurement Period for the applicable covenant or requirement: (a)(i) with respect to any Disposition, Involuntary Disposition, or sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded, and (ii) with respect to any Acquisition or Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for RCI and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, and (B) such items are supported by financial statements or other information satisfactory to the Lender, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by any Borrower or any Subsidiary (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided,  that, (x) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of RCI and (y) any such calculation shall be subject to the applicable limitations, if any, set forth in the definition of Consolidated EBITDA.

 “Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of RCI containing reasonably detailed calculations of the Consolidated Total Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio as of the end of the Measurement Period most recently ended after giving Pro Forma Effect to the applicable Specified Transaction.

 “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

 “QFC Credit Support” has the meaning specified in Section 10.21.

 “Qualified Acquisition” means (a) a Permitted Acquisition for which the aggregate Cost of Acquisition is $10,000,000 or greater, or (b) a series of related Permitted Acquisitions in any twelve (12) month period for which the aggregate Cost of Acquisition for all such Permitted Acquisitions is $10,000,000 or greater.

 “Qualified Capital Stock” of any Person means any Equity Interests of such Person that are not Disqualified Capital Stock.

 “Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

 “Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Lender, which agreement is in form and substance reasonably acceptable to the Lender and which provides the Lender with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) or securities account(s) described therein.

 “RCI” has the meaning specified in the introductory paragraph hereto.

 “RCL” has the meaning specified in the introductory paragraph hereto.

~~“Reducing Revolving Borrowing” means a borrowing consisting of simultaneous Reducing Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(b).~~

~~“Reducing Revolving Commitment” means the Lender’s obligation to make Reducing Revolving Loans to the Borrowers pursuant to Section 2.01(b).  The Reducing Revolving Commitment on the Closing Date shall be $30,000,000.~~

~~“Reducing Revolving Loan” has the meaning specified in Section 2.01(b).~~

 “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

 “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

 “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of ~~Revolving Loans or Reducing Revolving~~ Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

 “Responsible Officer” means the chief executive officer, president, chief financial officer, or chief accounting officer of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.  To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Lender, appropriate authorization documentation, in form and substance satisfactory to the Lender.

 “Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of RCI or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of RCI or any of its Subsidiaries, now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of RCI or any of its Subsidiaries, now or hereafter outstanding.

~~“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lender pursuant to Section 2.01(a).~~

~~“Revolving Commitment” means the Lender’s obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01(a), and (b) issue Letters of Credit pursuant to Section 2.03.  The Revolving Commitment on the Closing Date shall be $90,000,000.~~

 “Revolving Facility” means, at any time, the ~~aggregate~~ amount of the Lender’s ~~Revolving~~ Commitment at such time.

~~“Revolving Loan” has the meaning specified in Section 2.01(a).~~

 “S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of ~~McGraw-Hill Financial,~~S&P Global Inc., and any successor thereto.

 “Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

 “Sanctions” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

 “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

 “Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party and the Lender or an Affiliate of the Lender.

 “Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract permitted under Article VI and VII between any Loan Party and the Lender or an Affiliate of the Lender.

 “Secured Obligations” means all Obligations and all Additional Secured Obligations.

 “Secured Parties” means, collectively, the Lender, the Affiliates of the Lender party to Secured Cash Management Agreements and Secured Hedge Agreements and the Indemnitees.

 “Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

 “Securities Exchange Act” means the Securities Exchange Act of 1934, including all amendments thereto and regulations promulgated thereunder.

 “Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

 “Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Lender by each of the Loan Parties.

 “Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit E.

 “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

 “Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.11).

 “Specified Transaction” means (a) any Acquisition, any Disposition, any sale, transfer or other disposition that results in a Person ceasing to be a Subsidiary, any Involuntary Disposition, or any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, consolidation or otherwise, or any incurrence or repayment of Indebtedness, or (b) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant, calculation as to Pro Forma Effect with respect to a test or covenant or requires such test or covenant to be calculated on a Pro Forma Basis.

 “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of RCI.

 “Supported QFC” has the meaning specified in Section 10.21.

 “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

 “Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

 “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

 “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

 “Target” has the meaning specified in the definition of “Permitted Acquisition”.

 “Tender Offer” means RCI’s offer to purchase up to $120,000,000 of its common Equity Interests pursuant to the Offer to Purchase.

 “Threshold Amount” means $5,000,000.

 “Total ~~Reducing~~ Revolving Outstandings” means the aggregate Outstanding Amount of all ~~Reducing Revolving Loans.~~

 ~~“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving~~ Loans and L/C Obligations.

 “Transactions” means, collectively, (a) the execution and delivery of this Agreement and the other Loan Documents, (b) the Credit Extensions to be made on the Closing Date, and (c) the purchase by RCI of its common Equity Interests in connection with the Tender Offer and all Credit Extensions to occur in connection therewith.

 “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

 “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided,  that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

 “UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

 “United States” and “U.S.” mean the United States of America.

 “Unreimbursed Amount” has the meaning specified in Section 2.03(c).

 “U.S. Special Resolution Regimes” has the meaning specified in Section 10.21.

 “Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

1.02Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  Any and all references to “Borrower” regardless of whether preceded by the term a, any, each of, all, and/or, or any other similar term shall be deemed to refer, as the context requires, to each and every (and/or any one or all) parties constituting a Borrower, individually and/or in the aggregate.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)Any reference herein to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.  Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person).

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of RCI and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded~~.~~, and (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either RCI or the Lender shall so request, the Lender and RCI shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided,  that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) RCI shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  ~~Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.~~

(c)Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of RCI and its Subsidiaries or to the determination of any amount for RCI and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that RCI is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d)Pro Forma Calculations.  Notwithstanding anything to the contrary contained herein, all calculations of the Consolidated Total Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio shall be made on a Pro Forma Basis with respect to all Specified Transactions occurring during the applicable Measurement Period to which such calculation relates, and/or subsequent to the end of such Measurement Period but not later than the date of such calculation; provided,  that, notwithstanding the foregoing, when calculating the Consolidated Total Leverage Ratio and/or the Consolidated Fixed Charge Coverage Ratio for purposes of (x) determining compliance with Section 7.11, or (y) the Applicable Rate, in each case, any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect.  For purposes of determining compliance with any provision of this Agreement which requires Pro Forma Compliance with any financial covenant set forth in Section 7.11, in the case of any such compliance required prior to delivery of financial statements for the fiscal quarter ending November 26, 2016, (i) such Pro Forma Compliance shall be determined by reference to the maximum Consolidated Total Leverage Ratio and/or minimum Consolidated Fixed Charge Coverage Ratio, as applicable, permitted for the fiscal quarter ending November 26, 2016, and (ii) notwithstanding anything to the contrary in this Agreement (e.g. references in the definition of “Measurement Period” to the most recently completed four (4) fiscal quarters of RCI for which RCI was required to deliver financial statements pursuant to Section 6.01(a) or Section 6.01(b)), such Pro Forma Compliance shall be determined by reference to the Interim Financial Statements.

1.04Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, ~~however,~~  that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07UCC Terms.

Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.  Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

ARTICLE II

~~COMMITMENTS~~COMMITMENT AND CREDIT EXTENSIONS

2.01Loans.

~~(a)~~ Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “~~Revolving~~ Loan”) to either Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the ~~Revolving~~ Commitment; provided,  that, after giving effect to any ~~Revolving~~ Borrowing, the Total Revolving Outstandings shall not exceed the Revolving Facility.  Within the limits of the ~~Revolving~~ Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow ~~Revolving~~ Loans, prepay under Section 2.04, and reborrow under this Section 2.01.  ~~Revolving~~ Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, that,  ~~Revolving~~ Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the applicable Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such ~~Revolving~~ Borrowing.

(b) Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “~~Reducing Revolving Loan~~”) to either Borrower, in Dollars, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Reducing Revolving Commitment.  Reducing Revolving Borrowings repaid or prepaid may not be reborrowed.  Reducing Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; ~~provided, that~~, Reducing Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the applicable Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Reducing Revolving Borrowing.

2.02Borrowings, Conversions and Continuations of Loans.

(a)Notice of Borrowing.  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Lender, which may be given by (i) telephone or (ii) a Loan Notice; provided,  that, any telephonic notice must be confirmed promptly by delivery to the Lender of a Loan Notice.  Each such notice must be received by the Lender not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be, unless otherwise agreed by Lender, ~~(x) with respect to the Revolving Facility,~~ in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, (A) with respect to a Borrowing of ~~Revolving~~ Loans, if less, the remaining amount of the ~~Revolving~~ Commitment existing at such time, and (B) with respect to a conversion or continuation of ~~Revolving~~ Loans, if less, ~~the entire principal thereof then outstanding), and (y) with respect to any Reducing Revolving Borrowing, or any conversion to or continuation of Reducing Revolving Loans, in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of Reducing Revolving Loans, if less,~~ the entire principal thereof then outstanding).  Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be, unless otherwise agreed by Lender, ~~(I) with respect to the Revolving Facility,~~ in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, (A) with respect to a Borrowing of ~~Revolving~~ Loans, if less, the remaining amount of the ~~Revolving~~ Commitment existing at such time, and (B) with respect to a conversion or continuation of ~~Revolving~~ Loans, if less, ~~the entire principal thereof then outstanding), and (II) with respect to any Reducing Revolving Borrowing, or any conversion of Reducing Revolving Loans, in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof (or, in connection with any conversion or continuation of Reducing Revolving Loans, if less,~~ the entire principal thereof then outstanding).  Each such notice shall specify (1) the applicable Borrower, (2) ~~the applicable facility and~~ whether such Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, ~~under such facility,~~ (3) the requested date (which shall be a Business

Day) of the Borrowing, conversion or continuation, as the case may be, (4) the principal amount of Loans to be borrowed, converted or continued, (5) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (6) if applicable, the duration of the Interest Period with respect thereto.  If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the applicable Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)Advances.  Following receipt of a Loan Notice, upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01) and the Lender’s reasonable satisfaction that the funding will not result in a violation of Section 7.17 or Section 7.18, the Lender shall make the requested funds available to the applicable Borrower either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and in form and detail reasonably acceptable to) the Lender by the applicable Borrower.

(c)Eurodollar Rate Loans.  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Lender.

(d)Applicable Rate.  The Lender shall promptly notify the applicable Borrower of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Lender shall notify RCI of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)Interest Periods. After giving effect to all ~~Revolving~~ Borrowings, all conversions of ~~Revolving~~ Loans from one Type to the other, and all continuations of ~~Revolving~~ Loans as the same Type, there shall not be more than five (5) Interest Periods in effect ~~in respect of the Revolving Facility.  After giving effect to all Reducing Revolving Borrowings, all conversions of Reducing Revolving Loans from one Type to the other, and all continuations of Reducing Revolving Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of all outstanding Reducing Revolving Loans.~~.

2.03Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, the Lender agrees (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of any Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (B) to honor drawings under the Letters of Credit; provided,  that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Revolving

Facility, and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed to be L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)The Lender shall not be under any obligation to issue any Letter of Credit if:

(A)subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Lender has approved such expiry date;

(B)the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Lender has approved such expiry date;

(C)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing the Letter of Credit, or any Law applicable to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Lender in good faith deems material to it;

(D)the issuance of the Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally; or

(E)the Letter of Credit is to be denominated in a currency other than Dollars.

(iii)The Lender shall be under no obligation to amend any Letter of Credit if (A) the Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the Lender in the form of a Letter of Credit

Application, appropriately completed and signed by a Responsible Officer of such Borrower and/or such Subsidiary, as required by the Lender.  Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the Lender, by personal delivery or by any other means acceptable to the Lender. Such Letter of Credit Application must be received by the Lender not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, (G) the purpose and nature of the requested Letter of Credit, and (H) such other matters as the Lender may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Lender (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment, and (4) such other matters as the Lender may reasonably require.  Additionally, the applicable Borrower shall furnish to the Lender such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Lender may reasonably require.

(ii)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Lender will also deliver to the applicable Borrower a true and complete copy of such Letter of Credit or amendment.

(iii)If a Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided,  that, any such Auto-Extension Letter of Credit must permit the Lender to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Lender, a Borrower shall not be required to make a specific request to the Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lender shall permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided,  ~~however,~~  that, the Lender shall not permit any such extension if (A) the Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)If a Borrower so requests in any applicable Letter of Credit Application, the Lender may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”).  Unless otherwise directed by the Lender, a Borrower shall not be required to make a specific request to the Lender to permit such reinstatement.  If such Auto-Reinstatement Letter of Credit permits the Lender to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the Lender shall not permit such reinstatement if it has determined prior to the Non-Reinstatement Deadline that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause).

(c)Drawings and Reimbursements.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Lender shall notify the applicable Borrower thereof.  Not later than 11:00 a.m. on the date of any payment by the Lender under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse the Lender in an amount equal to the amount of such drawing.  If the applicable Borrower fails to so reimburse the Lender by such time, such Borrower shall be deemed to have requested a ~~Revolving~~ Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of the unreimbursed drawing (the “Unreimbursed Amount”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans.  Any notice given by the Lender pursuant to this Section 2.03(c) may be given by telephone if immediately confirmed in writing; provided,  that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(d)Obligations Absolute.  The obligation of the Borrowers to reimburse the Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Lender or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by the Lender of any requirement that exists for the Lender’s protection and not the protection of the Borrowers or any waiver by the Lender which does not in fact materially prejudice the Borrowers;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by the Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;

(vii)any payment by the Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the Lender.  The Borrowers shall be conclusively deemed to have waived any such claim against the Lender and its correspondents unless such notice is given as aforesaid.

(e)Role of the Lender.  The Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Lender shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided,  ~~however,~~  that, this assumption is not intended to, and shall not, preclude any Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Lender, any of its Related Parties nor any correspondent, participant or assignee of the Lender shall be liable or responsible for any of the matters described in Section 2.03(d);  provided,  ~~however,~~  that, anything in such section to the contrary notwithstanding, the Borrowers may have a claim against the Lender, and the Lender may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary damages suffered by any Borrower which such Borrower proves were caused by the Lender’s willful misconduct or gross negligence or the Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, the Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Lender shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  The Lender may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(f)Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the Lender and a Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.  Notwithstanding the foregoing, the Lender shall not be responsible to the Borrowers for, and the Lender’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Lender or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g)Letter of Credit Fees.  The Borrowers shall pay to the Lender a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the first Business Day following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i)Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the Lender hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the each Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04Prepayments.

(a)Optional.  The Borrowers may, upon notice to the Lender pursuant to delivery to the Lender of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay ~~Revolving Loans and/or Reducing Revolving~~ Loans in whole or in part without premium or penalty subject to Section 3.05;  provided,  that, unless otherwise agreed by the Lender (i) such notice must be received by Lender not later than 11:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be ~~(x) with respect to the Revolving Facility,~~ in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or,  ~~and (y) with respect to any Reducing Revolving Loans, in a~~if less, the entire principal amount ~~of $10,000,000 or a whole multiple of $1,000,000 in excess~~ thereof then outstanding; and (iii) any prepayment of Base Rate Loans shall be ~~(x) with respect to the Revolving Facility,~~ in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof~~, and (y) with respect to any Reducing Revolving Loans, in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case~~ or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  ~~Each prepayment of the outstanding Reducing Revolving Loans pursuant to this Section 2.04(a) shall be applied to the principal repayment installments thereof in the direct order of maturity.~~

(b)Mandatory.  If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrowers shall immediately prepay ~~Revolving~~ Loans ~~and L/C Borrowings (together with all accrued but unpaid interest thereon)~~ and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided,  that, the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless, after the prepayment of the ~~Revolving~~ Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

2.05Termination or Reduction of ~~Commitments~~Commitment.

(a)Optional.  The Borrowers may, upon notice to the Lender, terminate the Revolving Facility~~, the Reducing Revolving Commitment~~ or the Letter of Credit Sublimit, or from time to time permanently reduce all or any portion of the Revolving Facility~~, the Reducing Revolving Commitment~~ or the Letter of Credit Sublimit; provided,  that, unless otherwise agreed by the Lender, (i) any such notice shall be received by the Lender not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrowers shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(b) ~~Mandatory~~.

~~(i) The Reducing Revolving Commitment shall be automatically and permanently reduced on each date on which a Reducing Revolving Borrowing is made by an amount equal to the principal amount of the Reducing Revolving Borrowing made on such date.~~

(b)~~(ii)~~ Mandatory.  If after giving effect to any reduction or termination of the Revolving Facility under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

(c)Payment of Fees.  All fees in respect of the Revolving Facility ~~and/or the Reducing Revolving Commitment~~ accrued until the effective date of any termination of the Revolving Facility ~~and/or the Reducing Revolving Commitment~~ shall be paid on the effective date of such termination.

2.06Repayment of Loans.

~~(a) Revolving Loans.~~  The Borrowers shall repay to the Lender on the Maturity Date the aggregate principal amount of all ~~Revolving~~ Loans outstanding on such date.

~~(b)Reducing Revolving Loans.  The Borrowers shall repay the outstanding principal amount of the Reducing Revolving Loans in installments on the last Business Day of each March, June, September and December and on the Maturity Date, in each case, in an amount equal to six and one-quarter percent (6.25%) of the original principal amount of Reducing Revolving Loans that have been advanced pursuant to Section 2.01(b) on or prior to such date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.04(a) or Section 7.05(b), as the case may be), unless accelerated sooner pursuant to Section 8.02;  provided,  that, the final principal repayment installment of Reducing Revolving Loans shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Reducing Revolving Loans outstanding on such date.~~

2.07Interest and Default Rate.

(a)Interest.  Subject to the provisions of Section 2.07(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.  To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b)Default Rate.

(i)(A) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, or (B) an Event of Default pursuant to Section 8.01(f) exists, all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)If any amount (other than principal of any Loan) payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Upon the request of the Lender, while any Event of Default exists, all outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest Payments.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08Commitment Fee.

In addition to certain fees described in Section 2.03(g), the Borrowers shall pay to the Lender a commitment fee (the “Commitment Fee”) equal to the Commitment Fee Rate times the actual daily amount by which the ~~Commitment Amount~~Revolving Facility exceeds the ~~sum of the~~ Total ~~Revolving Outstandings plus the Total Reducing~~ Revolving Outstandings.  The Commitment Fee shall accrue at all times during the ~~relevant~~ Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the ~~each~~ Availability Period.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such quarter that a differing Commitment Fee Rate was in effect.

2.09Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10, bear interest for one (1) day.  Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)If, as a result of any restatement of or other adjustment to the financial statements of RCI or for any other reason, RCI or the Lender determines that (i) the Consolidated Total Leverage Ratio as calculated in any Compliance Certificate delivered pursuant hereto as of any applicable date was inaccurate, and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Lender promptly on demand by the Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Lender under any provision of this agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the ~~Commitments~~Commitment and the repayment of all Obligations hereunder.

2.10Payments Generally.

All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Except as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.11Cash Collateral.

(a)Certain Credit Support Events.  If (i) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, or (ii) the Borrowers shall be required to provide Cash Collateral pursuant to the terms hereof, the Borrowers shall promptly following any request by the Lender, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount.

(b)Grant of Security Interest.  The Borrowers hereby grant to (and subjects to the control of) the Lender and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant to this Section 2.11, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.11(c).  If at any time the Lender determines that Cash Collateral is subject to any right or claim of any Person other than the Lender, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Lender, pay or provide to the Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest bearing deposit accounts at Bank of America.  The Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.11 or Section 2.03,  Section 2.04 or Section 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)Release.  Cash Collateral (or the appropriate portion thereof) provided to secure obligations shall be released promptly following the good faith determination by the Lender that there exists excess Cash Collateral over the amount of Cash Collateral, if any, required to be provided under the terms of this Agreement; provided,  that, (i) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (ii) the Person providing Cash Collateral and the Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated obligations.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)If any payments to the Lender under this Agreement are made from outside the United States, the Borrowers will not deduct any foreign taxes from any payments it makes to the Lender.  If any such taxes are imposed on any payments made by the Borrowers (including payments under this paragraph), the Borrowers will pay the taxes and will also pay to the Lender, at the time interest is paid, any additional amount which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such taxes had not been imposed.  The Borrowers will confirm that they have paid the taxes by giving the Lender official tax receipts (or notarized copies) within thirty (30) days after the due date.

(b)If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrowers, at the time or times reasonably requested by the Borrowers, such properly completed and duly executed documentation reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, if reasonably requested by the Borrowers, the Lender shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers as will enable the Borrowers to determine whether the Lender is subject to backup withholding or information reporting requirements.

3.02Illegality.

If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its Lender’s Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by the Lender to RCI, (a) any obligation of the Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of the Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of the Lender shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate, in each case until the Lender notifies RCI that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrowers shall, upon demand from the Lender, prepay or, if applicable, convert all Eurodollar Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Eurodollar Rate Loans, and (ii) if such notice asserts the illegality of the Lender determining or charging interest rates based upon the Eurodollar Rate, the Lender shall during the period of such suspension compute the Base Rate without reference to the Eurodollar Rate component thereof until it is no longer illegal for the Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03Inability to Determine Rates.

If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, the Lender determines in good faith that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for (i) determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (ii) ascertaining LIBOR and such circumstances are unlikely to be temporary, (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lender of funding such Eurodollar Rate Loan, (d) the administrator of LIBOR or a Governmental Authority having jurisdiction over the Lender has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans, or (e) loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, in any such case, the Lender will promptly so notify RCI.  Thereafter, (i) the obligation of the Lender to make or maintain Eurodollar Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Lender revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein. Notwithstanding the foregoing, in the case of such pending request, the Lender, in consultation with RCI, may establish an alternative interest rate for funding or maintaining Loans in the applicable amount, and with the same Interest Period as the Loan requested to be made, converted or continued, as the case may be in which case, such alternative rate of interest shall apply with respect to such Loans.

3.04Increased Costs; Reserves on Eurodollar Rate Loans.

(a)Increased Costs Generally.  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender (except any reserve requirement contemplated by Section 3.04(d));

(ii)subject the Lender to any taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by the Lender or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the Borrowers will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)Capital Requirements.  If the Lender determines that any Change in Law affecting the Lender or the Lender’s Office or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the ~~Commitments~~Commitment or the Loans made by or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement.  A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 3.04(a) or Section 3.04(b) and delivered to RCI shall be conclusive absent manifest error.  The Borrowers shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Reserves on Eurodollar Rate Loans.  The Borrowers shall pay to the Lender, (i) as long as the Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), and (ii) as long as the Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the ~~Commitments~~Commitment or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by the Lender (as determined by the Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided RCI shall have received at least ten (10) days’ prior notice of such additional interest or costs from the Lender.  If the Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

(e)Delay in Requests.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that the Lender notifies RCI of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05Compensation for Losses.

Upon demand of the Lender from time to time, the Borrowers shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, automatic, by reason of acceleration, or otherwise); or (b) any failure by any Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by the Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lender under this Section 3.05, the Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the ~~Commitments~~Commitment, the repayment of all Obligations hereunder, and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01Conditions of Initial Credit Extension.

The obligation of the Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)Execution of Loan Documents.  The Lender shall have received counterparts of this Agreement and the other Loan Documents required to be executed on the Closing Date, each properly executed by a Responsible Officer of each Loan Party thereto and, in the case of this Agreement, by the Lender.

(b)Organization Documents, Resolutions, etc.  The Lender shall have received the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Lender and its legal counsel:

(i)copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or incorporation, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(iii)such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization or incorporation (where such concepts are applicable).

(c)Legal Opinions of Counsel.  The Lender shall have received an opinion or opinions of counsel for the Loan Parties, dated the Closing Date and addressed to the Lender, in form and substance reasonably acceptable to the Lender.

(d)Financial Statements.  The Lender shall have received (i) the Audited Financial Statements, (ii) the Interim Financial Statements, and (iii) financial projections for RCI and its

Subsidiaries on a Consolidated basis, in form and substance reasonably satisfactory to the Lender, for each year during the term of this Agreement.

(e)No Material Adverse Change.  There shall not have occurred since May 28, 2016 any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

(f)Personal Property Collateral.  The Lender shall have received, in form and substance reasonably satisfactory to the Lender:

(i)(A) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party or where a filing would need to be made in order to perfect the Lender’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens, and (B) tax lien, judgment and bankruptcy searches;

(ii)searches of ownership of Intellectual Property in the appropriate governmental offices and duly executed notices of grant of security interest in the form required by the Collateral Documents as are necessary, in the Lender’s sold discretion, to perfect the Lender’s security interest in the Intellectual Property of the Loan Parties;

(iii)completed UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s sole discretion, to perfect the Lender’s security interest in the Collateral;

(iv)all certificates evidencing any certificated Equity Interests pledged to the Lender pursuant to the Collateral Documents, together with duly executed in blank and undated stock powers attached thereto;

(v)in the case of any personal property Collateral located at premises leased by a Loan Party and set forth on Schedule 5.21(d), such estoppel letters, consents and waivers from the landlords of such real property to the extent required to be delivered in pursuant to Section 6.14(c); and

(vi)to the extent required to be delivered pursuant to the terms of the Collateral Documents, all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Lender’s security interest in the Collateral.

(g)Liability, Casualty, Property, Terrorism and Business Interruption Insurance.  The Lender shall have received copies of insurance policies, declaration pages, certificates and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents.

(h)No Litigation.  There shall not exist any action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

(i)Officer’s Certificate.  The Lender shall have received a certificate signed by a Responsible Officer of RCI certifying that (i) the conditions specified in Sections 4.01(e),  (h), and

(k) and Sections 4.02(a) and (b) have been satisfied, and (ii) attached thereto are true and complete calculations demonstrating that, after giving Pro Forma Effect to the Transactions, the Consolidated Total Leverage Ratio is less than 1.50 to 1.0.

(j)Solvency Certificate.  The Lender shall have received a Solvency Certificate signed by a Responsible Officer of RCI as to the financial condition, solvency and related matters of RCI and its Subsidiaries, after giving effect to the Transactions.

(k)Consents.  All Board of Director, governmental, shareholder and material third party consents and approvals necessary in connection with the Loan Documents and the Transactions shall have been obtained and shall be in full force and effect.

(l)Existing Indebtedness of the Loan Parties.  All of the existing Indebtedness for borrowed money of the Loan Parties and their respective Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.02) shall be repaid in full and all security interests related thereto shall be terminated, in each case, on or prior to the Closing Date.

(m)Due Diligence.  The Lender shall have completed a due diligence investigation of the Loan Parties with respect to OFAC, Foreign Corrupt Practices Act and “know your customer” due diligence in scope, and with results, satisfactory to the Lender.  The Loan Parties shall have provided to the Lender the documentation and information that the Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(n)Attorney Costs.  Unless waived by the Lender, the Borrowers shall have paid (or caused to have paid) all fees, charges and disbursements of counsel to the Lender to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided,  that, such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Lender).

4.02Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a)Representations and Warranties.  The representations and warranties of each Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent deliverables furnished pursuant to Section 6.01(a) or (b), respectively.

(b)Default.  No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)Request for Credit Extension.  The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lender, as of the date made or deemed made, that:

5.01Existence, Qualification and Power.

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  The copy of the Organization Documents of each Loan Party provided to the Lender pursuant to the terms of this Agreement is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.02Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or affecting such Person or the material properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate, in any material respect, any Law to which such Person or its property is subject.

5.03Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof), or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained, and (ii) filings to perfect the Liens created by the Collateral Documents.

5.04Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

5.05Financial Statements; No Material Adverse Effect.

(a)Audited Financial Statements.  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of RCI and its Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of RCI and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)Quarterly Financial Statements.  The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of RCI and its Subsidiaries as of the date thereof and their results of operations, and cash flows ~~and changes in shareholders’ equity~~ for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Material Adverse Effect.  Since May 28, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)Financial Projections.  The financial projections for RCI and its Subsidiaries delivered pursuant to Section 4.01(d)(iii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery, RCI’s good faith estimate of its future financial condition and performance, it being recognized by the Lender that such projections may differ from actual results.

5.06Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07No Default.

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08Ownership of Property.

Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09Environmental Compliance.

(a)The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10Insurance.

The properties of RCI and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.  The general liability, casualty, property, terrorism and business interruption insurance coverage of the Loan Parties as in effect on the ~~Closing~~Fifth Amendment Effective Date, is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 and such insurance coverage complies with the requirements set forth in this Agreement and the other Loan Documents.

5.11Taxes.

Each Loan Party and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party or any Subsidiary that would, if made, have a Material Adverse Effect, nor is there any tax sharing agreement applicable to RCI or any Subsidiary.

5.12ERISA Compliance.

(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) no Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, and, in each case, such ERISA Event, either individually or taken as a whole with all other ERISA Events, could reasonably be expected to have a Material Adverse Effect.

(d)~~Except for the Pension Plans set forth on Schedule 5.12(d), no~~No Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan.

(e)Each Borrower represents and warrants as of the ~~Fourth~~Fifth Amendment Effective Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the ~~Commitments~~Commitment.

5.13Margin Regulations; Investment Company Act.

(a)Margin Regulations.  No Borrower is engaged, nor will any Borrower engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than twenty-five percent (25%) of the value of the assets (either of each Borrower only or of RCI and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between any Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)Investment Company Act.  None of any Loan Party, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14Disclosure.

The Borrowers have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided,  that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lender that such projections may differ from the projected results.

5.15Compliance with Laws.

Each Loan Party and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16Solvency.

Each Loan Party is, individually and together with its Subsidiaries on a Consolidated basis, Solvent.

5.17Casualty, etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are presently affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18Sanctions Concerns; Anti-Corruption Laws; PATRIOT Act.

(a)Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties and their Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction.  RCI and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

(b)Anti-Corruption Laws.  The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(c)PATRIOT Act.  Each Loan Party and each Subsidiary is in compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the PATRIOT Act.

5.19Responsible Officers.

Set forth on Schedule 5.19 are Responsible Officers, holding the offices indicated next to their respective names, as of the ~~Closing~~Fifth Amendment Effective Date, and such Responsible Officers are the duly elected and qualified officers of such Loan Party and are duly authorized to execute and deliver, on behalf of the respective Loan Party, this Agreement and the other Loan Documents.

5.20Subsidiaries; Equity Interests; Loan Parties.

(a)Subsidiaries, Joint Ventures, Partnerships and Equity Investments.  Set forth on Schedule 5.20(a) is the following information which is true and complete in all respects as of the ~~Closing~~Fifth Amendment Effective Date: (i) a complete and accurate list of all Subsidiaries, joint ventures and partnerships and other equity investments of the Loan Parties, (ii) the number of shares of each class of Equity Interests in each Subsidiary outstanding, (iii) the number and percentage of outstanding shares of each class of Equity Interests owned by the Loan Parties and their Subsidiaries, and (iv) the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.).  The outstanding Equity Interests in all Subsidiaries are validly issued, fully paid and non-assessable and are owned free and clear of all Liens.  There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to the Equity Interests of any Loan Party or any Subsidiary thereof, except as contemplated in connection with the Loan Documents.

(b)Loan Parties.  Set forth on Schedule 5.20(b) is the following information with respect to each Loan Party which is true and complete in all respects as of the ~~Closing~~Fifth Amendment Effective Date: (i) exact legal name, (ii) any former legal names in the four (4) months prior to the ~~Closing~~Fifth Amendment Effective Date, (iii) the jurisdiction of incorporation or organization, as applicable, (iv) type of organization, (v) address of its chief executive office (and, if different, its principal place of business), (vi) U.S. federal taxpayer identification number, and (vii) organization identification number.

5.21Collateral Representations.

(a)Collateral Documents.  The provisions of the Collateral Documents are effective to create in favor of the Lender, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral described therein.  Except for (i) filings completed prior to the Closing

Date and as contemplated hereby and by the Collateral Documents, or (ii) such other actions as may be required by the Collateral Documents (including actions pursuant to applicable foreign Laws affecting the pledge of the Equity Interests of Foreign Subsidiaries), no filing or other action will be necessary to perfect or protect such Liens.

(b)Intellectual Property.  Set forth on Schedule 5.21(b) is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the ~~Closing~~Fifth Amendment Effective Date.  Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person against any Loan Party or any Subsidiary challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does any Loan Party know of any such claim, and, to the knowledge of the Loan Parties, neither (i) the use of any Intellectual Property by any Loan Party or any of its Subsidiaries, nor (ii) the granting of a right or a license in respect of any Intellectual Property from any Loan Party or any of its Subsidiaries, in each case, infringes on the rights of any Person.  As of the ~~Closing~~Fifth Amendment Effective Date, none of the Intellectual Property owned by any of the Loan Parties or any of its Subsidiaries is subject to any material licensing agreement or similar arrangement (other than (x) non-exclusive outbound licenses to customers of the Loan Parties in the ordinary course of business, and (y) licenses of over-the-counter software that is commercially available to the public) except as set forth on Schedule 5.21(b).

(c)Deposit Accounts and Securities Accounts.  Set forth on Schedule 5.21(c), as of the ~~Closing~~Fifth Amendment Effective Date, is a description of all deposit accounts and securities accounts of the Loan Parties maintained in the United States, including the name of (i) the applicable Loan Party, (ii) in the case of a deposit account, the depository institution and whether such account is an Excluded Account, and (iii) in the case of a securities account, the securities intermediary or issuer and whether such account ~~in~~is an Excluded Account, as applicable.

(d)Properties.  Set forth on Schedule 5.21(d), as of the ~~Closing~~Fifth Amendment Effective Date, is a list of all real property located in the United States that is owned or leased by any Loan Party (in each case, including (i) the name of the Loan Party owning (or leasing) such property, (ii) the property address and (iii) the city, state and zip code which such property is located).

(e)Material Contracts.  Set forth on Schedule 5.21(e), as of the ~~Closing~~Fifth Amendment Effective Date, is a complete and accurate list of all Material Contracts of RCI and its Subsidiaries.

5.22Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years preceding the Closing Date.

5.23~~EEA~~Affected Financial Institutions.

No Loan Party is an ~~EEA~~Affected Financial Institution.

5.24Covered Entities.

No Loan Party is a Covered Entity.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Subsidiaries to:

6.01Financial Statements.

Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a)Audited Financial Statements.  As soon as available, but in any event within ninety (90) days after the end of each fiscal year of RCI (or, if earlier, fifteen (15) days after the date required to be filed with the SEC), commencing with the fiscal year ending May 27, 2017, a Consolidated balance sheet of RCI and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender (it being agreed that RSM US LLP is reasonably acceptable to the Lender as of the Closing Date), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(b)Quarterly Financial Statements.  As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of RCI (or, if earlier, five (5) days after the date required to be filed with the SEC), commencing with the fiscal quarter ending November 26, 2016, a Consolidated balance sheet of RCI and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, ~~changes in shareholders’ equity~~ and cash flows for such fiscal quarter and for the portion of RCI’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, certified by the chief executive officer, chief financial officer, or chief accounting officer who is a Responsible Officer of RCI as fairly presenting the financial condition, results of operations, ~~shareholders’ equity~~ and cash flows of RCI and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)Business Plan and Budget.  As soon as available, but in any event no later than ninety (90) days after the end of each fiscal year of RCI, an annual business plan and budget of RCI and its Subsidiaries on a Consolidated basis, including forecasts prepared by management of RCI, of Consolidated balance sheets and statements of income or operations and cash flows of RCI and its Subsidiaries on a ~~monthly~~quarterly basis for the then current fiscal year.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrowers shall not be separately required to furnish such information under Sections 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02Certificates; Other Information.

Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a)Accountants’ Certificate.  Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event.

(b)Compliance Certificate.  Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, or chief accounting officer which is a Responsible Officer of RCI, which shall include (i) a certification as to whether the Loan Parties and their respective Subsidiaries have performed and observed each covenant and condition of the Loan Documents applicable to it during the period covered by the Compliance Certificate (or, if not, a listing of the conditions or covenants that have not been performed or observed and the nature and status of each such Default), (ii) a certification of compliance with the financial covenants set forth in Section 7.11, including financial covenant analyses and calculation for the period covered by the Compliance Certificate, (iii) a copy of management’s discussion and analysis with respect to such financial statements, (iv) a listing of (A) all applications with the United States Patent and Trademark Office or the United States Copyright Office by any Loan Party, if any, for any Intellectual Property made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications with the United States Patent and Trademark Office or the United States Copyright Office by any Loan Party, if any, for any Intellectual Property received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all material licenses relating to any Intellectual Property (other than (x) non-exclusive outbound licenses to customers of the Loan Parties in the ordinary course of business, and (y) licenses of over-the-counter software that is commercially available to the public) entered into by any Loan Party since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), so long as such Intellectual Property has been registered with the United States Patent and Trademark Office or the United States Copyright Office, and (v) any updated insurance binder or other evidence of insurance for any insurance coverage of any Loan Party that was renewed, replaced or modified during the period covered by such Compliance Certificate.  Unless the Lender requests executed originals, delivery of the Compliance Certificate may be by electronic communication including fax or email and shall be deemed to be an original and authentic counterpart thereof for all purposes.

(c)Audit Reports; Management Letters; Recommendations.  Promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(d)Annual Reports; Etc.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto.

(e)Debt Securities Statements and Reports.  Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.01 or any other clause of this Section 6.02.

(f)SEC Notices.  Promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary.

(g)Notices.  Not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Lender, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Lender may reasonably request.

(h)Environmental Notice.  Promptly after the assertion or occurrence thereof, notice of any action or proceeding against, or any Responsible Officer obtaining knowledge of, any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(i)Additional Information.  Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request; provided,  that, none of RCI or any Subsidiary shall be required to disclose any document, information or other matter that is subject to attorney-client or similar privilege; provided,  further,  that, RCI or the applicable Subsidiary shall notify the Lender as to the scope of the information that is not being provided pursuant to the foregoing proviso.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which RCI posts such documents, or provides a link thereto on RCI’s website on the Internet at the website address listed on Schedule 1.01(b), or (b) on which such documents are posted on RCI’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided,  that, (i) the Borrowers shall deliver paper copies of such documents to the Lender upon its request to RCI to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender, and (ii) the Borrowers shall notify the Lender (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Lender by e-mail electronic versions (i.e., soft copies) of such documents.

6.03Notices.

Promptly, but in any event within three (3) Business Days, notify the Lender of:

(a)the occurrence of any Default.

(b)any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)the occurrence of any ERISA Event that could reasonably be expected to result in a liability in excess of the Threshold Amount.

(d)any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by RCI referred to in Section 2.09(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of RCI setting forth details of the occurrence referred to therein and to the extent applicable, stating what action the Borrowers have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Obligations.

Pay and discharge as the same shall become due and payable (a) all federal, state and other material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than any Permitted Lien).

6.05Preservation of Existence, Etc.

(a)Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05.

(b)Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.

(a)Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so could not reasonably be expected to have a Material Adverse Effect

(b)Make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)Use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07Maintenance of Insurance.

(a)Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including terrorism insurance.

(b)Cause the Lender to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Lender, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender that it will give the Lender thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums).  Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Lender, such evidence of insurance as reasonably required by the Lender, including, (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy, and (iv) lender’s loss payable endorsement if the Lender, for the benefit of the Secured Parties, is not on the declarations page for such policy.

6.08Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records.

(a)Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

(b)Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10Inspection Rights.

Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to RCI; provided,  that, (i) so long as no Event of Default then exists, except for one visit per calendar year (which shall be at the reasonable expense of the Borrowers), all such visits and inspections shall be at the sole expense of the Lender, and (ii) when an Event of Default exists, the Lender (or any of their respective representatives or independent contractors)

may do any of the foregoing at the reasonable expense of the Borrowers at any time during normal business hours and without advance notice.

6.11Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to refinance certain existing Indebtedness, (b) to finance the purchase by RCI of its common Equity Interests in connection with the Tender Offer, (c) to finance working capital, Permitted Acquisitions and capital expenditures, (d) to pay fees and expenses due in connection with the Transactions, and (e) for other general corporate purposes; provided,  that, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law to which such Person or its property is subject or of any Loan Document.

6.12Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms.

6.13Covenant to Guarantee Obligations.

Within thirty (30) days (or such longer period of time as is agreed to by the Lender in its sole discretion) after the acquisition or formation of any Subsidiary, notify the Lender of the acquisition or formation thereof and, if such Subsidiary is a Domestic Subsidiary (other than a FSHCO), cause such Person to become a Guarantor hereunder by way of execution of a Joinder Agreement.  In connection with the foregoing, the Loan Parties shall deliver to the Lender, with respect to each new Guarantor to the extent applicable, substantially the same documentation as is required pursuant to Section 4.01(b),  Section 4.01(f) and Section 6.14 and favorable opinions of counsel to such Person (which should cover, among other things, legality, binding effect and enforceability), all in form, content and scope reasonably satisfactory to the Lender.

6.14Covenant to Give Security.

Except with respect to Excluded Property:

(a)Equity Interests.  Cause (i) one hundred percent (100%) of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than a FSHCO) directly owned by a Loan Party, and (ii) sixty five percent (65%) (or such greater percentage that, due to a change in an applicable Law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary or such FSHCO as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s or such FSHCO’s United States parent, and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary and each FSHCO, in each case, directly owned by a Loan Party, in each case, to be subject at all times to a first priority (subject only to nonconsensual Permitted Liens), perfected Lien in favor of the Lender, for the benefit of the Secured Parties, pursuant to the terms and conditions of the Collateral Documents, together with, to the extent requested by the Lender, opinions of counsel and any filings and deliveries necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Lender (it being understood that this Section 6.14(a) shall only require perfection of the Lender’s security interest under the Laws of the jurisdiction of organization of a Foreign

Subsidiary (including the execution and delivery of local law-governed pledge agreements) (x) within ninety (90) days (or such longer period as the Lender permits in its sole discretion) of the request of the Lender, and (y) if such Foreign Subsidiary is a Material Foreign Subsidiary).

(b)Other Property.  Cause all property of each Loan Party to be subject at all times to first priority (subject only to Permitted Liens), perfected Liens in favor of the Lender, for the benefit of the Secured Parties, to secure the Secured Obligations pursuant to the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Lender shall reasonably request and, in connection with the foregoing, deliver to the Lender such other documentation as the Lender may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Lender.

(c)Landlord Waivers.  In the case of (i)(A) each chief executive office location of each Loan Party, and (B) each other location of the Loan Parties where any significant administrative or governmental functions are performed (including any location where any books and records (electronic or otherwise) are maintained (to the extent such books and records (electronic or otherwise) are not also maintained at the locations described in clause (c)(i)(A) above)), and (ii) any personal property Collateral located at any other premises leased by a Loan Party containing personal property Collateral with a value in excess of $1,000,000, the Loan Parties will provide the Lender with such estoppel letters, consents and waivers, in form and substance reasonably satisfactory to the Lender, from the landlords on such real property to the extent (A) reasonably requested by the Lender, and (B) the Loan Parties are able to secure such letters, consents and waivers after using commercially reasonable efforts.

(d)Qualifying Control Agreements.  Subject to Section 6.19, cause each deposit account (other than (i) any deposit account maintained with the Lender, and (ii) any Excluded Account) and each securities account (other than any Excluded Account) of each Loan Party at all times to be subject to a Qualifying Control Agreement.

6.15Further Assurances.

Promptly upon request by the Lender, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof (provided,  that, in the event of an objection by any Borrower with respect thereto, any such correction shall not be made except by an amendment signed in accordance with the terms of this Agreement), and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder, and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

6.16Compliance with Environmental Laws.

Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided,  that, neither any Borrower nor any Subsidiary shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.17Maintenance of Primary Depository Relationship.

Cause each Loan Party to maintain its principal deposit and operating accounts and principal cash management and depository relationship, in each case, with the Lender at all times.

6.18Anti-Corruption Laws; Sanctions.

(a)Conduct its business in compliance with (i) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions,  and ~~maintain~~ (ii) all applicable Sanctions.

(b)Maintain policies and procedures designed to promote and achieve compliance with ~~such laws~~(i) the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions, and (ii) all applicable Sanctions.

6.19Post-Closing Covenant.

Promptly, but in any event within thirty (30) days of the Closing Date (or such longer period of time as is agreed to by the Lender in its sole discretion), to the extent otherwise required to be delivered pursuant to Section 6.14(d), deliver to the Lender Qualifying Control Agreements with respect to any deposit account or securities account existing on the Closing Date.

ARTICLE VII

NEGATIVE COVENANTS

Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)Liens pursuant to any Loan Document;

(b)Liens existing on the ~~Closing~~Fifth Amendment Effective Date and listed on Schedule 7.01;

(c)Liens for Taxes (other than imposed under ERISA) not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)statutory or common law Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and suppliers and other Liens imposed by Law or pursuant to customary reservations or retentions of title arising in the ordinary course of business; provided,  that, such Liens secure only amounts not yet overdue for more than sixty (60) days, or if overdue for more than sixty (60) days, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)deposits to secure the performance of bids, trade contracts, and leases (other than Indebtedness), statutory obligations, surety, and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i)Liens securing Indebtedness permitted under Section 7.02(c);  provided,  that: (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost (negotiated on an arm’s length basis) or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) such Liens attach to such property concurrently with or within ninety (90) days after the acquisition thereof;

(j)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Borrower or any Subsidiary in the ordinary course of business;

(k)leases, subleases, licenses or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries;

(l)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Borrower or any Subsidiary, in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided,  that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(m)the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(n)any interest of title of a lessee under, and Liens arising from UCC financing statements relating to, leases permitted by this Agreement;

(o)Liens on deposits in the ordinary course of business to secure liabilities to insurance carriers, utilities and other service providers;

(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(q)Liens securing insurance premium financing arrangements in the ordinary course of business; provided,  that, such Liens are limited to the applicable insurance policy, rights and obligations thereunder and/or proceeds thereof; and

(r)other Liens not permitted by the foregoing clauses of this Section 7.01 securing Indebtedness or other obligations permitted pursuant to this Agreement in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding.

7.02Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents;

(b)Indebtedness outstanding on the ~~date hereof~~Fifth Amendment Effective Date and listed on Schedule 7.02;

(c)Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations to finance the purchase of fixed or capital assets within the limitations set forth in Section 7.01(i);  provided,  that, (i) the aggregate principal amount of all such Indebtedness shall not exceed $25,000,000 at any one time outstanding, and (ii) no such Indebtedness shall be refinanced, renewed, replaced, restructured or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, replacement, refinancing, restructuring or extension;

(d)intercompany Indebtedness permitted under Section 7.03 (“Intercompany Debt”); provided,  that, in the case of Indebtedness owing by a Loan Party to any Subsidiary that is not a Loan Party, (i) such Indebtedness shall be subordinated to the Secured Obligations in a manner and to the extent acceptable to the Lender, and (ii) such Indebtedness shall not be prepaid unless no Default exists immediately prior to and after giving effect to such prepayment;

(e)obligations (contingent or otherwise) existing or arising under any Swap Contract; provided,  that, (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(f)(i) Indebtedness under Secured Cash Management Agreements, and (ii) Indebtedness arising from the honoring by a bank of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) against insufficient funds in the ordinary course of business; provided,  that, with respect to the foregoing clause (f)(ii), such Indebtedness is extinguished within five (5) Business Days of incurrence;

(g)Earn Out Obligations incurred in connection with any Permitted Acquisition;

(h)Guarantees with respect to Indebtedness of any Loan Party permitted under this Section 7.02;  provided,  that, if the Indebtedness being Guaranteed is subordinated to the Secured Obligations, such Guarantee shall be subordinated to the Guaranty on terms at least as favorable to the Lender as those contained in the subordination of such Indebtedness;

(i)unsecured Indebtedness assumed in connection with any Permitted Acquisition and not incurred in contemplation thereof; provided,  that, (i) no Default or Event of Default shall exist immediately prior to the assumption of any such Indebtedness or upon the occurrence of such assumption, and (ii) the Loan Parties shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.11 upon giving effect to such assumption;

(j)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(k)to the extent constituting Indebtedness, guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors and licensees that, in each case, are not Affiliates of RCI;

(l)Indebtedness consisting of the financing of insurance premiums entered into in the ordinary course of business; and

(m)other Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding; provided,  that, no Default or Event of Default shall have occurred and be continuing at the time of incurrence of such Indebtedness or would result therefrom.

7.03Investments.

Make or hold any Investments, except:

(a)Investments in the form of cash or Cash Equivalents;

(b)Investments existing as of the ~~Closing~~Fifth Amendment Effective Date and set forth on Schedule 7.03;

(c)(i) Investments by RCI and its Subsidiaries in their respective Subsidiaries outstanding on the ~~Closing~~Fifth Amendment Effective Date, (ii) additional Investments by RCI and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of RCI that are not Loan Parties in other Subsidiaries of RCI that are not Loan Parties, and (iv) additional Investments by Loan Parties in Subsidiaries that are not Loan Parties; provided,  that, with respect to this clause (c)(iv), (A) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or would result therefrom, and (B) the Loan Parties shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.11 upon giving effect to such Investment;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and

Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)Guarantees permitted by Section 7.02 (other than by reference to this Section 7.03 (or any clause hereof));

(f)Permitted Acquisitions;

(g)Investments in securities of trade creditors or customers in the ordinary course of business received in connection with the settlement of debts, the satisfaction of judgments, settlements, compromises or resolutions of litigation, arbitration or other disputes, upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h)loans or advances to officers, directors and employees of RCI and its Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes in an aggregate amount not to exceed $1,500,000 at any time outstanding;

(i)loans or advances to officers, directors and employees of RCI and its Subsidiaries to purchase Equity Interests of RCI so long as (i) such loans and advances are used in their entirety to purchase such Equity Interests of RCI, and (ii) the aggregate amount of such loans and advances does not exceed $1,000,000 at any time outstanding;

(j)Investments of any Person existing at the time such Person becomes a Loan Party or consolidates or merges with a Loan Party (including in connection with a Permitted Acquisition) in connection with a transaction permitted hereby, so long as such Investments were not made in contemplation of such Person becoming a Loan Party or of such consolidation or merger;

(k)Investments consisting of Swap Contracts permitted by Section 7.02(e);

(l)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05; and

(m)other Investments (other than any Acquisition) not otherwise permitted by this Section 7.03 in an aggregate amount not to exceed $2,500,000.

7.04Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided,  that, notwithstanding the foregoing provisions of this Section 7.04 but subject to the terms of Section 6.13 and/or Section 6.14, (a) any Borrower may merge or consolidate with any of its Subsidiaries (other than any other Borrower) provided that such Borrower shall be the continuing or surviving Person, (b) any Loan Party (other than any Borrower) may merge or consolidate with any other Loan Party (other than any Borrower), (c) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Subsidiary that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party, and (e) any Subsidiary (other than any Borrower) may be dissolved or liquidated so long as (i) such dissolution or liquidation, as applicable, could not reasonably be expected to have a Material Adverse Effect, and (ii) the residual assets of such

Subsidiary shall be transferred to its parent company (provided,  that, if the transferor thereof is a Loan Party, the transferee thereof shall be a Loan Party).

7.05Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

(a)Permitted Transfers; and

(b)other Dispositions (including Dispositions of the Equity Interests of Immaterial Foreign Subsidiaries); provided,  that  (i) no Default or Event of Default shall have occurred and be continuing at the time of such Disposition or would result therefrom; (ii) at least seventy-five percent (75%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid substantially contemporaneously with consummation of the Disposition and shall be in an amount not less than the fair market value of the property disposed of; (iii) if such Disposition is a Sale and Leaseback Transaction, such Disposition is not prohibited by the terms of Section 7.13; (iv) such Disposition does not involve the sale or other disposition of a minority Equity Interests in any Subsidiary; (v) such Disposition does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a Disposition otherwise permitted under this Section 7.05(b); (vi) ~~the net cash proceeds received by any Borrower or any Subsidiary in connection with such Disposition shall be applied to prepay any outstanding Reducing Revolving Loans (such prepayment to be applied to the principal repayment installments thereof on a pro rata basis); provided,  that, such net cash proceeds shall not be required to be so applied (A) until the aggregate amount of net cash proceeds derived from all Dispositions in any fiscal year of RCI is greater than $2,500,000, and (B) if, at the election of RCI (as notified by RCI to the Lender within ten (10) Business Days following the date of such Disposition), such Borrower or such Subsidiary reinvests all or any portion of such net cash proceeds in Eligible Assets within one hundred eighty (180) days of the date of such Disposition (or commits to such reinvestment within such one hundred eighty (180) day period and actually consummates such reinvestment within one hundred eighty (180) days after such one hundred eighty (180) day period) (it being understood and agreed that if any portion of such net cash proceeds shall not have been so reinvested pursuant to this clause (B), such net cash proceeds will be immediately applied to prepay any outstanding Reducing Revolving Loans as set forth in the foregoing clause (vi)); (vii)~~ with respect to any Disposition of the Equity Interests of an Immaterial Foreign Subsidiary, the Loan Parties shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.11 after giving effect thereto; and (~~viii~~vii) the aggregate net book value of all of the assets sold or otherwise disposed of by the Loan Parties and their Subsidiaries in all such Dispositions (other than any Disposition of the Equity Interests of any Immaterial Foreign Subsidiary) during the term of this Agreement shall not exceed $~~3,000,000~~5,000,000.

7.06Restricted Payments.

Declare or make~~, directly or indirectly,~~ any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)each Subsidiary may make Restricted Payments to any Loan Party and each Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary that is not a Loan Party;

(b)so long as no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom, any Borrower or any Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Capital Stock of such Person;

(c) RCI may purchase, on or prior to January 17, 2017, its common Equity Interests in connection with the Tender Offer; provided, that, (i) RCI shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to the purchase by RCI of its common Equity Interests in connection with the Tender Offer, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 as of the end of the most recent Measurement Period (it being understood and agreed that such calculations shall be made, and compliance with such condition shall be determined, as of the date the Offer to Purchase is filed with the SEC), (ii) no Default or Event of Default shall have occurred and be continuing at the time the Offer to Purchase is filed with the SEC or would result from the purchase by RCI of its common Equity Interests in connection with the Tender Offer, and (iii) the aggregate consideration paid to consummate the purchase by RCI of its common Equity Interests in connection with the Tender Offer shall not exceed $120,000,000;

(c)[reserved];

(d)RCI may purchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions and pay cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Equity Interests of RCI;

(e)RCI may make cashless repurchases of its Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities;

(f)RCI may make any share repurchases; provided,  that, (i) RCI shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such share repurchase, the Consolidated Total Leverage Ratio shall be less than or equal to 2.00 to 1.0, and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such share repurchase or would result therefrom; and

(g)any Borrower or any Subsidiary may make any Restricted Payment; provided,  that, (i) RCI shall have delivered to the Lender a Pro Forma Compliance Certificate demonstrating that, upon giving Pro Forma Effect to such Restricted Payment, the Consolidated Fixed Charge Coverage Ratio shall be not less than 1.25 to 1.0, and (ii) no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or would result therefrom.

7.07Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by RCI and its Subsidiaries on the date hereof or any business that is reasonably related, ancillary or complementary thereto.

7.08Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by Section 7.02,  Section 7.03,  Section 7.04,  Section 7.05 or Section 7.06 (other than by reference to this Section 7.08 (or any clause hereof)), (d) reasonable and customary officer, director and employee compensation and other benefits (including retirement, health, stock option and other benefit plans) and reasonable indemnification and severance arrangements, in each case, in the ordinary course of business, and (e) except as otherwise specifically prohibited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

7.09Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that encumbers or restricts the ability of any such Person to (a) act as a Loan Party; (b) make Restricted Payments to any Loan Party, (c) pay any Indebtedness or other obligation owed to any Loan Party, (d) make loans or advances to any Loan Party, (e) transfer any of its property to any Loan Party, or (f)  create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in respect of any of the matters described in clauses (b) through (f) above, (i) in the case of clause (f) only, restrictions or conditions imposed by any agreement related to Capitalized Leases, Synthetic Lease Obligations or purchase money Indebtedness permitted by Section 7.02(b) or Section 7.02(c) if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (ii) restrictions and conditions imposed by applicable Law, (iii) restrictions and conditions existing on the Closing Date and not created in contemplation thereof, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (v) customary provisions restricting the assignment of any agreement entered into by RCI or any Subsidiary in the ordinary course of business, (vi) customary restrictions in leases or licenses otherwise permitted by this Agreement so long as such restrictions relate to the assets subject thereof, and (vii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest.

7.10Use of Proceeds.

Use the proceeds of any Credit Extension, whether ~~directly or indirectly, and whether~~ immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11Financial Covenants.

(a)Consolidated Total Leverage Ratio.  Permit the Consolidated Total Leverage Ratio as of the end of any Measurement Period ending on or after the Closing Date to be greater than 2.25 to 1.0; provided,  that, the otherwise applicable test level set forth above shall be increased by 0.25 for each of the four (4) consecutive fiscal quarters (such period of increase, the “Leverage Increase Period”) ending immediately after consummation of a Qualified Acquisition; provided,  further,  that, for at least one (1) fiscal quarter ending immediately following each Leverage Increase Period, the Consolidated Total Leverage Ratio as of the end of such fiscal quarter shall not be greater than the applicable test level set forth above before the first proviso prior to giving effect to another Leverage Increase Period pursuant to the first proviso.

(b)Consolidated Fixed Charge Coverage Ratio.  Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any Measurement Period ending on or after the Closing Date to be less than 1.25 to 1.0.

7.12Amendments of Organization Documents; Fiscal Year; Legal Name, State of Organization; Form of Entity and Accounting Changes.

(a)Amend any of its Organization Documents in any manner materially adverse to the Lender.

(b)Change its fiscal year without the prior written consent of the Lender.

(c)Without providing ten (10) days prior written notice to the Lender (or such shorter notice as the Lender may agree to accept in its sole discretion), change its name, state of organization, form of organization or principal place of business.

(d)Make any material change in accounting policies or reporting practices, except as required by GAAP.

7.13Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction.

7.14Prepayments, Etc. of Subordinated Indebtedness.

Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary that is contractually subordinated to the Secured Obligations, in violation of the subordination terms applicable to such Indebtedness.

7.15Amendment, Etc. of Indebtedness.

Amend, modify or change in any manner any term or condition of any Indebtedness for borrowed money having an aggregate principal amount of more than the Threshold Amount (other than Indebtedness arising under the Loan Documents) or give any consent, waiver or approval thereunder, if such amendment, modification, change, consent, waiver or approval would be adverse in any material respects to the interests of the Lender.

7.16Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than any Loan Party or any wholly-owned Subsidiary) to own any Equity Interests of any Subsidiary of any Loan Party, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries, (b) permit any Loan Party or any Subsidiary to issue or have outstanding any shares of Disqualified Capital Stock, or (c) create, incur, assume or suffer to exist any Lien on any Equity Interests of any Subsidiary, except for non-consensual Permitted Liens.

7.17Sanctions.

~~Directly or indirectly, use~~Use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender or otherwise) of Sanctions.

7.18Anti-Corruption Laws.

~~Directly or indirectly, use~~Use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.

Any of the following shall constitute an “Event of Default”:

(a)Non-Payment.  Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01,  Section 6.02,  Section 6.03,  Section 6.05,  Section 6.10,  Section 6.11, or Article VII; or

(c)Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier to occur of: (i) a Responsible Officer of a Loan Party becoming aware of such failure, and (ii) written notice thereof being provided to RCI by the Lender; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be materially incorrect or misleading (or, if any such representation, warranty, certification or statement of fact is qualified by materiality or Material Adverse Effect, incorrect or misleading in any respect) when made or deemed made; or

(e)Cross-Default.  (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract), or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc.  Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)Judgments.  There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or it becomes unlawful for a Loan Party to perform any of its obligations under the Loan Documents; or

(k)Collateral Documents.  Any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby, or any Loan Party shall assert the invalidity of such Liens; or

(l)Change of Control.  There occurs any Change of Control.

If a Default shall have occurred under the Loan Documents, then such Default will continue to exist until it either is cured (to the extent specifically permitted) in accordance with the Loan Documents or is otherwise expressly waived by Lender as determined in accordance with Section 10.01; and once an Event of Default occurs under the Loan Documents, then such Event of Default will continue to exist until it is expressly waived by the Lender, as required hereunder in Section 10.01.

8.02Remedies upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)declare ~~any of~~ the ~~Commitments~~Commitment of the Lender to make Loans and L/C Credit Extensions to be terminated, whereupon such ~~commitments~~commitment and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)exercise all rights and remedies available to it under the Loan Documents or applicable Law or equity;

provided,  that, upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans and L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Lender.

8.03Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Lender to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.11, be applied to the Secured Obligations in the order determined by the Lender in its sole discretion.  Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or its assets.

ARTICLE IX

CONTINUING GUARANTY

9.01Guaranty.

Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Secured Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided,  that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor, and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law.  The Lender’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Secured Obligations.  This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any instrument or agreement evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Secured Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

9.02Rights of Lender.

Each Guarantor consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) subject to Section 10.01, amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Secured Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Secured Obligations.  Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

9.03Certain Waivers.

Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of any Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against any Borrower or any other Loan Party, proceed against or exhaust any security for the Secured Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties.  Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Secured Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Secured Obligations.

9.04Obligations Independent.

The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Secured Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

9.05Subrogation.

No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Secured Obligations and any amounts payable under this Guaranty have been paid and performed in full and the ~~Commitments are~~Commitment is terminated.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured.

9.06Termination; Reinstatement.

This Guaranty is a continuing and irrevocable guaranty of all Secured Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date.  Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of a Borrower or a Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Secured Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

9.07Stay of Acceleration.

If acceleration of the time for payment of any of the Secured Obligations is stayed, in connection with any case commenced by or against a Guarantor or a Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Secured Parties after the occurrence of an Event of Default that is continuing.

9.08Condition of Borrowers.

Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as such Guarantor requires, and that none of the Secured Parties has any duty, and such Guarantor is not relying on the Secured Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

9.09Appointment of RCI.

Each of the Loan Parties hereby appoints RCI to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) RCI may execute such documents and provide such authorizations on behalf of such Loan Parties as RCI deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Lender to RCI shall be deemed delivered to each Loan Party, and (c) the Lender may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by RCI on behalf of each of the Loan Parties.

9.10Right of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.

9.11Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article IX voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Secured Obligations have been paid and performed in full.  Each Loan Party intends this Section 9.11 to constitute, and this Section 9.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE X

MISCELLANEOUS

10.01Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and each Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.02Notices; Effectiveness; Electronic Communications.

(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, fax number, e-mail address or telephone number specified for the Borrowers or any other Loan Party or the Lender on Schedule 1.01(b).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(b) shall be effective as provided in Section 10.02(b).

(b)Electronic Communications.  Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Lender.  The Lender or the Borrowers may each, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement by the intended recipient (such as by the “return receipt requested” function, as available, return email address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided,  that, in each case, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)Change of Address, Etc.  Each of the Borrowers and the Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)Reliance by Lender.  The Lender shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Notices of Loan Prepayment) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Loan Parties shall indemnify the Lender and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party.  All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies; Enforcement.

No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses.  The Loan Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Loan Parties.  The Loan Parties shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided,  that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, or (B) a breach in bad faith of such Indemnitee’s obligations under this Agreement or any other Loan Document.

(c)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for direct or actual damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.

(d)Payments.  All amounts due under this Section 10.04 shall be payable not later than ten (10) Business Days after demand therefor.

(e)Taxes.  The provisions of this Section 10.04 shall not apply with respect to liability for taxes, which shall be subject to Section 3.01 (other than taxes that represent losses arising from any non-Tax claim).

(f)Survival.  The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(d) shall survive the termination of the ~~Commitments~~Commitment and the repayment, satisfaction or discharge of all the Obligations.

10.05Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

10.06Successors and Assigns.

This Agreement is binding on each Loan Party’s and the Lender’s successors and assignees.  Each Loan Party agrees that it may not assign this Agreement without the Lender’s prior consent.  The Lender may sell participations in or assign this loan, and may exchange information about the Loan Parties with actual or potential participants or assignees; provided,  that, the consent of RCI (such consent not to be unreasonably withheld or delayed), shall be required for any assignment unless (a) an Event of Default has occurred and is continuing at the time of such assignment, or (b) such assignment is to an Affiliate of the

Lender or an Approved Fund.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

10.07Treatment of Certain Information; Confidentiality.

(a)Treatment of Certain Information.  The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 10.07(a), to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (vii) on a confidential basis to any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, or (viii) with the consent of RCI or to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.07(a), or (B) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than any Loan Party.  For purposes of this Section 10.07(a), “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary; provided,  that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In addition, the Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender in connection with the administration of this Agreement, the other Loan Documents and the ~~Commitments~~Commitment.

(b)Press Releases.  The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Lender or its Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Lender, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will consult with such Person before issuing such press release or other public disclosure.

(c)Customary Advertising Material.  The Loan Parties consent to the publication by the Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

10.08Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.  The rights of the Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have.  The Lender agrees to notify RCI promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate.  Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

10.11Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force until the Facility Termination Date.

10.12Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER OR ANY RELATED PARTY IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.14Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15Subordination.

Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Secured Parties or resulting from such Subordinating Loan Party’s performance under the Guaranty, to the payment in full in cash of all Obligations.  If the Secured Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Secured Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement.  Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided,  that, in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 10.15, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender.

10.16No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the services regarding this Agreement provided by the Lender and any Affiliate thereof are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, (ii) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Lender and its Affiliates each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (ii) neither the Lender nor any of its Affiliates has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Lender nor any of its Affiliates has any obligation to disclose any of such interests to any Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Lender or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

10.17Electronic Execution.

~~The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided,  that, notwithstanding anything contained herein to the contrary the Lender is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided,  further,  that, without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.~~

This Agreement, any other Loan Document and any other document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any other Loan Document (each a “Communication”), including Communications required to be in writing, may, if agreed by the Lender, be in the form of an Electronic Record and may be executed using Electronic Signatures, including facsimile and/or .pdf.  Each Loan Party agrees that any Electronic Signature (including facsimile or .pdf) on or associated with any Communication shall be valid and binding on such Loan Party to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Lender.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include use or acceptance by the Lender of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention.  The Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Lender’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, the Lender is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided, that, (a) to the extent the Lender has agreed to accept such Electronic Signature, the Lender shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification, and (b) upon the request of the Lender, any Electronic Signature shall be promptly followed by a manually executed, original counterpart.

10.18Joint and Several Liability of the Borrowers.

(a)Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lender under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Secured Obligations arising under this Agreement and the other Loan Documents, it being the intention of the parties hereto that all the Secured Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)If and to the extent that a Borrower shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

(d)The obligations of each Borrower under the provisions of this Section 10.18 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)Each Borrower hereby agrees that the joint and several nature of its obligations hereunder shall not be affected by any failure to give notice of occurrence of any Default or Event of Default by the Lender, of any failure to make demand for any payment under this Agreement, of any failure to give notice of any action at any time taken or omitted by the Lender under or in respect of any of the Secured Obligations hereunder, of any requirement of diligence or delivery of any demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby agrees that the joint and several nature of its obligations hereunder will not be affected by (i) any failure to deliver notices of, any extension or postponement of the time for the payment of any of the Secured Obligations hereunder, (ii) the acceptance of any partial payment thereon, (iii) any waiver, consent or other action or acquiescence by the Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, (iv) any and all other indulgences whatsoever by the

Lender in respect of any of the Secured Obligations hereunder, and (v) the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Secured Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower agrees that the joint and several nature of its obligations hereunder will not be affected by any other action or delay in acting or any failure to act on the part of the Lender, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 10.18, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 10.18, it being the intention of each Borrower that, so long as any of the Secured Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 10.18 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 10.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or the Lender.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or the Lender.

(f)The provisions of this Section 10.18 are made for the benefit of the Lender and the other Secured Parties and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lender first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Secured Obligations or to elect any other remedy.  The provisions of this Section 10.18 shall remain in effect until the Facility Termination Date.  If at any time, any payment, or any part thereof, made in respect of any of the Secured Obligations, is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 10.18 will forthwith be reinstated and in effect as though such payment had not been made.

(g)Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Swap Contracts or Cash Management Agreements, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable Debtor Relief Law.

10.19Release of Guarantors.

If any Guarantor ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, the Lender shall, upon request of RCI, at RCI’s expense and upon delivery to the Lender by RCI of a certificate signed by a Responsible Officer of RCI certifying that such transaction is permitted under the Loan Documents, execute and deliver to the applicable Guarantor such documents as such Guarantor may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty.

10.20USA PATRIOT Act Notice.

The Lender hereby notifies the Borrowers and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the PATRIOT Act.  The Borrowers and the Loan Parties agree to, promptly following a request by the Lender, provide all such other documentation and information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.21Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.

[~~REMAINDER OF PAGE INTENTIONALLY LEFT BLANK~~SIGNATURE PAGES OMITTED.]

Schedule 1.01(b)

Certain Addresses for Notices

BORROWER:

Resources Connection, Inc.

17101 Armstrong Avenue

Irvine, California 92614

Attn: Jennifer Ryu, Chief Financial Officer

Email:  Jennifer.Ryu@rgp.com

Phone: (714) 430-6500

Website: http://www.rgp.com

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Attention: Mark D. Peterson

Email:  mpeterson@omm.com

LENDER:

Bank of America, N.A.

520 Newport Center Dr., Suite 1150

Newport Beach, CA 92660

Attn: Angel Sutoyo, Senior Vice President, Senior Credit Products Officer

Email: angel.sutoyo@baml.com

Phone: 949-287-0403

Schedule 5.10

Insurance

Type of Insurance	Carrier	Policy #	Expiration Date	Amount	Deductible
General Liability (casualty, terrorism, business interruption)	Federal Insurance Company	35818696	6/1/2021	$1,000,000/$2,000,0000	N/A
Property	Federal Insurance Company	35818696	6/1/2021	$49,380,175	$10,000

Schedule 5.19

Responsible Officers

Resources Connection, Inc. (in its own capacity, in its capacity as sole member of Resources Connection LLC, RGP Property LLC, taskforce – Management on Demand LLC, and Veracity Consulting Group, LLC and in its capacity as manager of Sitrick Group, LLC)

Chief Executive Officer: Kate W. Duchene

Chief Financial Officer: Jennifer Ryu

Secretary: Michelle Gouvion

Resources Healthcare Solutions LLC

Manager: Kate W. Duchene

Manager: Jennifer Ryu

Manager: Tim Brackney

Schedule 5.20(a)

Subsidiaries, Joint Ventures, Partnerships and Other Equity Investments

Subsidiary	Owner	Number of Shares of Each Class of Equity Outstanding	Percentage of Outstanding Shares owned by a Loan Party or Subsidiary	Class or Nature of Such Equity Interests
Resources Connection LLC	Resources Connection, Inc.	N/A	100%	Voting Interests
Resources Healthcare Solutions LLC	Resources Connection, Inc.	N/A	100%	Voting Interests
RGP Property LLC	Resources Connection, Inc.	N/A	100%	Voting Interests
Sitrick Group LLC	Resources Connection, Inc.	N/A	100%	Voting Interests
Resources Global Professionals, Inc. (Canada)	Resources Connection, Inc.	100	100%	Voting Interests
Resources Global Professionals (Denmark) AS	Resources Connection, Inc.	5,000	100%	Voting Interests
Resources Global Professionals (France) SAS	Resources Global Professionals (Europe) B.V.	N/A	100%	Voting Interests
Resources Global Professionals (Germany) GmbH	Resources Connection, Inc.	1	100%	Voting Interests
Resources Global Professionals (Ireland) Ltd.	Resources Connection, Inc.	250	100%	Voting Interests
Resources Global Professionals (Italy) SRL	Resources Global Professionals (Europe) B.V	N/A	100%	Voting Interests
Resources Global Professionals Holdings B.V.	Resources Connection, Inc.	18,000	100%	Voting Interests
Resources Global Professionals (Europe) B.V.	Resources Global Professionals Holdings B.V.	N/A	100%	Voting Interests
Resources Management & Finance B.V.	Resources Global Professionals (Europe) B.V.	N/A	100%	Voting Interests
Resources Pension & Risk B.V.	Resources Management & Finance B.V.	N/A	100%	Voting Interests

Resources Global Professionals Sweden AB	Resources Connection, Inc.	547	100%	Voting Interests
Resources Global Professionals (Switzerland) GmbH	Resources Global Professionals (Europe) B.V.	N/A	100%	Voting Interests
Compliance.co.uk Ltd	Resources Connection, Inc.	67,136	100%	Voting Interests
Resources Compliance (UK) Ltd.	Compliance.co.uk Ltd	N/A	100%	Voting Interests
Resources Connection (UK) Ltd.	Resources Global Professionals Holdings B.V.	N/A	100%	Voting Interests
Resources Connection Australia Pty Ltd.	Resources Connection, Inc.	12,886	100%	Voting Interests
Resources Global Enterprise Consulting (Beijing) Co. Ltd.	Resources Connection, Inc.	N/A	100%	Voting Interests
Resources Global Enterprise Consulting (Beijing) Co. Ltd.—Guangzhou Branch	Resources Global Enterprise Consulting (Beijing) Co. Ltd.	N/A	100%	Voting Interests
Resources Global Enterprise Consulting (Beijing) Co. Ltd.—Shanghai Branch	Resources Global Enterprise Consulting (Beijing) Co. Ltd.	N/A	100%	Voting Interests
Resources Global Professionals (HK) Limited	Resources Connection, Inc.	14,574,463	99.97%	Voting Interests
	Resources Connection LLC		0.03%	Voting Interests
Resources Global Professionals (HK) Limited—Philippines Branch	Resources Global Professionals (HK) Limited	N/A	100%	Voting Interests
Resources Global Professionals (India) Private Ltd.	Resources Connection, Inc.	9,999	99.99%	Voting Interests
	Resources Connection (UK) Ltd.		0.01%	Voting Interests
Resources Global Professionals Japan K.K.	Resources Connection, Inc.	200	100%	Voting Interests
Resources Global Professionals (Korea) Ltd.	Resources Connection, Inc.	94,210	100%	Voting Interests
Resources Global Professionals (Singapore) Pte. Ltd.	Resources Connection, Inc.	100,000	100%	Voting Interests

Resources Global Professionals Taiwan, Ltd.	Resources Connection, Inc.	23,970	70.5%	Voting Interests
	Resources Connection LLC		29.5%	Voting Interests
Resources Connection Mexico S de RL de CV	Resources Connection, Inc.	N/A	39.4%	Voting Interests
	Resources Connection LLC		60.6%	Voting Interests
Resources Management Mexico S de RL de CV	Resources Connection, Inc.	N/A	8.4%	Voting Interests
	Resources Connection LLC		91.6%	Voting Interests
Veracity Consulting Group, LLC	Resources Connection, Inc.	N/A	100%	Membership Interests
RGP Consulting SDN BHD	Resources Connection, Inc.	1	100%	Voting Interests
taskforce – Management on Demand GmbH	Resources Global Professionals (Germany) GmbH	35,000 non-par value shares of common stock; and 15,000 non-par value shares of preferred stock	100%	Voting Interests
CRO-force GmbH	taskforce – Management on Demand GmbH	1	100%	Voting Interests
Skillforce – Executive Search GmbH	taskforce – Management on Demand GmbH	2	100%	Voting Interests
RGP Poland spolka z ograniczona odpowiedzialnoscia	Resources Connection, Inc.	100	100%	Voting Interests
taskforce – Management on Demand LLC	Resources Connection, Inc.	N/A	100%	Membership Interests

Schedule 5.20(b)

Loan Parties

Legal Name	Prior Names (within past 4 months)	Jurisdiction of Organization	Type of Organization	Address of Chief Executive Office	U.S. Federal Taxpayer Identification Number	Organization Identification Number
Resources Connection, Inc.	NONE	de	Corporation	17101 Armstrong Ave., Irvine, CA 92614	33-0832424	2967277
Resources Connection LLC	nONE	DE	LLC	17101 Armstrong Ave., Irvine, CA 92614	51-0377920	2667726
Resources Healthcare Solutions LLC	none	de	LLC	17101 Armstrong Ave., Irvine, CA 92614	32-0496967	5101972
RGP Property LLC	none	de	LLC	17101 Armstrong Ave., Irvine, CA 92614	20-3517313	4033697
Sitrick Group, LLC	none	de	LLC	17101 Armstrong Ave., Irvine, CA 92614	27-1263368	4752178
Veracity Consulting Group, LLC	none	VA	LLC	4800 Cox Road, Suite 100 Glen Allen, Virginia 23060	47-2907767	S5418498
taskforce – Management on Demand LLC	NONE	DE	LLC	17101 Armstrong Ave., Irvine, CA 92614	84-3125356	7594859

Schedule 5.21(b)

Intellectual Property

Resources Connection LLC - Copyright Registrations

Title	Reg. No.	Reg. Date
Changes from the inside out.	TX0006611764	04/09/07
Your career opportunity : become a global professional.	TX0006611044	04/03/07

Resources Connection, Inc. - Trademark Registrations

Mark	Reg. No.	Reg. Date
RETURN ON CHANGE	6008575	03/10/2020
TO THE POWER OF HUMAN	5922600	11/26/2019
RGP	5826685	08/06/2019
INTELLECTUAL CAPITAL. ON DEMAND.	5654972	01/15/2019
SLEEVES UP.	5649309	01/08/2019
COUNTSY YOUR BACK OFFICE HERO and Design	5493357	06/12/2018
COUNTSY and Design	5487743	06/05/2018
COUNTSY	5487577	06/05/2018
RGP SEARCH and Design	4649841	12/02/2014
RGP LEGAL and Design	4649840	12/02/2014
RGP HEALTHCARE and Design	4649839	12/02/2014
RGP CONSULTING. FROM THE INSIDE OUT. and Design	4649838	12/02/2014
RGP and Design	4649837	12/02/2014
RESOURCES GLOBAL PROFESSIONALS	4649836	12/02/2014
RESOURCES GLOBAL PROFESSIONALS	3298841	09/25/2007
POLICYIQ	2850616	06/08/2004
ACCRETIVE	2798340	12/23/2003
ACCRETIVE SOLUTIONS	2747885	08/05/2003

Resources Connection, Inc. - Trademark Applications

Mark	Appl. No.	Filing Date
HUGO BY RGP	88472503	06/13/2019
HUGO BY RGP	88472492	06/13/2019
SLEEVES UP!	88035908	07/12/2018
SLEEVES UP	88028653	07/06/2018

Schedule 5.21(c)

Deposit Accounts and Securities Accounts

Deposit Accounts:

Entity	Bank	Type	Account Name	Account Number	Excluded Account?
Resources Connection LLC	Bank of America	Checking	Resources Connection LLC	1233024344	No
Resources Connection, Inc.	Bank of America	Checking	Resources Connection Inc	1233929521	No
Resources Connection, Inc.	Bank of America	Checking	RGP Property LLC	1459828849	No
Sitrick Group, LLC	Citi National Bank	Primary Checking	Sitrick Brincko Group, LLC	023868806	No
Resources Connection, Inc.	Merrill Lynch	MMF & Comm Paper	Resources Connection, Inc.	88Q-02302	No
Resources Connection LLC	Bank of America	ZBA - AP Account	Resources Connection LLC	14594-41135	Excluded Accounts
Resources Connection LLC	Bank of America	ZBA - Flex Spending	Resources Connection Ameriflex	14591-02437	Excluded Accounts
Resources Connection LLC	Bank of America	ZBA - Payroll	Resources Conn	73136-01290	Excluded Accounts
Veracity Consulting Group, LLC	Bank of America	Checking	Veracity Consulting Group LLC Resources Connection Inc as Sole Member	1453824120	No
Veracity Consulting Group, LLC	SunTrust	Checking	Total Business Banking	1000176251642	Excluded Accounts

Securities Accounts:

Detail of Merrill Lynch holdings:
Merrill Lynch	MMF	BLF Treasury Trust
Merrill Lynch	MMF	ML Bank Deposit Program

Schedule 5.21(d)

Properties

Owned:

Loan Party	Street Address	City, State, Zip Code
RGP Properties LLC	17101 Armstrong, Entire Building	Irvine, CA 92614

Leased:

Loan Party	Street Address	City, State, Zip Code
Resources Connection LLC	15301 North Dallas Parkway, 1010 and 1050	Addison, TX 75001
Resources Connection LLC	Six Concourse Parkway, 1500 and 1500A	Atlanta, GA 30328
Resources Connection LLC	One Post Office Square, 36th Floor	Boston, MA 02109
Resources Connection LLC	227 W. Trade Street, 1930	Charlotte, NC 28202
Resources Connection LLC	333 W. Wacker Drive, 875	Chicago, IL 60606
Resources Connection LLC	One S Wacker Dr., Ste 950 and 990S	Chicago, IL 60606
Resources Connection LLC	312 Walnut Street, 2450	Cincinnati, OH 45202
Resources Connection LLC	200 Public Square, 2010	Cleveland, OH 44114
Resources Connection LLC	Two Miranova Place, 200	Columbus, OH 43215-5098
Resources Connection LLC	144 Emeryville Drive, 320	Cranberry Township, PA 16066
Resources Connection LLC	707 17th Street, 2100	Denver, CO 80202
Resources Connection LLC	3470 NW 82nd Avenue, Suite 870	Doral, FL 33122
Resources Connection LLC	737 Bishop Street, 1470	Honolulu, HI 96813
Resources Connection LLC	2700 Post Oak Blvd., 1600	Houston, TX 77056
Resources Connection LLC	929 Gessner, Ste. 1800A	Houston, TX 77024
Resources Connection LLC	111 Monument Circle, 4450	Indianapolis, IN 46204
Resources Connection LLC	1100 Walnut Street, 1750	Kansas City, MO 64106
Resources Connection LLC	3753 / 3763 Howard Hughes Parkway, 140	Las Vegas, NV 89169

Resources Connection LLC	1000 Wilshire Blvd., 1600	Los Angeles, CA 90017
Resources Connection LLC	8405 Greensboro Drive, 900	McLean, VA 22102
Resources Connection LLC	100 E. Wisconsin Avenue, 1630A	Milwaukee, WI 53202
Resources Connection LLC	901 Marquette Avenue, 1940	Minneapolis, MN 55402
Resources Connection LLC	3100 West End Ave., 850	Nashville, TN 37203
Resources Connection LLC	7 Times Square, 37th Floor	New York, NY 10036
Resources Connection LLC	1 Tower LN., Ste. 2200	Oakbrook Terrace, IL 60181
Resources Connection LLC	3 Sylvan Way, Ste. 201	Parsippany, NJ 07054
Resources Connection LLC	2001 Market Street, 3815	Philadelphia, PA 19103
Resources Connection LLC	One PPG Place, 1670	Pittsburg, PA 15222
Resources Connection LLC	601 SW Second Avenue, 1540	Portland, OR 97204
Resources Connection LLC	105 Carnegie Center. 1st Floor	Princeton, NJ 08540
Resources Connection LLC	2901 Douglas Blvd., 200	Roseville, CA 95661
Resources Connection LLC	100 N.E. Loop 410, 650	San Antonio, TX 78216
Resources Connection LLC	4747 Executive Drive, 1020	San Diego, CA 92121
Resources Connection LLC	90 New Montgomery Street. 1301	San Francisco, CA 94105-3405
Resources Connection LLC	33 New Montgomery Street. 1850	San Francisco, CA 94105
Resources Connection LLC	3979 Freedom Circle Drive, 550 and 230	Santa Clara, CA 95054
Resources Connection LLC	16427 North Scottsdale Road, 350	Scottsdale, AZ 85254
Resources Connection LLC	601 Union Street, 400	Seattle, WA 98101
Resources Connection LLC	1000 Town Center, 975A	Southfield, MI 48075
Resources Connection LLC	300 Atlantic Street, Suite 502	Stamford, CT 06901
Resources Connection LLC	100 S Ashley Dr. 1120	Tampa, FL 33602
Resources Connection LLC	320 S Boston Ave., 1801	Tulsa, OK 74103
Resources Connection LLC	2175 N. California Blvd., 835	Walnut Creek, CA 94596
Resources Connection LLC	21800 Oxnard Street, 1192	Woodland Hills, CA 91367
Resources Connection LLC	2500 Venture Oaks Way, Ste. 390	Sacramento, CA 95833
Resources Connection LLC	444 Castro St. Ste. 1110	Mountain View, CA 94041
Resources Connection LLC	2800 Livernois, Ste. 610	Troy, MI 48083
Sitrick Group LLC	11999 San Vicente Blvd., PH	Los Angeles, CA 90049
Veracity Consulting Group, LLC	4800 Cox Road	Glen Allen, VA 23060

Schedule 5.21(e)

Material Contracts

1.PartnerNow Master Agreement, dated January 27, 2016, between ServiceNow and Veracity Consulting Group, LLC, as supplemented from time to time

2.Sitecore Master Solution Partner Agreement, dated October 18, 2016, between Veracity Consulting Group, LLC and Sitecore Corporation A/S, as supplemented by that Sitecore Solution Partner Limited License Agreement, dated August 31, 2018, between Sitecore and the Company

3.Akumina Channel Partner Agreement, dated January 28, 2019, between Akumina, Inc. and Veracity Consulting Group, LLC

4.Subcontractor Agreement, effective May 18, 2018, between Booz Allen Hamilton Inc. and Veracity Consulting Group, LLC (Agreement # No. S901333BAH), as supplemented from time to time

Schedule 7.01

Existing Liens

None.

Schedule 7.02

Existing Indebtedness

None.

Schedule 7.03

Existing Investments

None.

EXHIBIT A

[Form of] Compliance Certificate

Financial Statement Date:  ________________, 20__ (the “Financial Statement Date”)

TO:Bank of America, N.A., as Lender

RE:Credit Agreement, dated as of October 17, 2016, by and among Resources Connection, Inc., a Delaware corporation (“RCI”), Resources Connection LLC, a Delaware limited liability company, the Guarantors party thereto, and Bank of America, N.A., as Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:__________________________

The undersigned Responsible Officer hereby certifies as of the date hereof that [he][she] is the __________________________________ of RCI, and that, as such, [he][she] is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Lender on the behalf of RCI and the other Loan Parties, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.RCI has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of RCI ended as of the Financial Statement Date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.RCI has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of RCI ended as of the Financial Statement Date.  Such financial statements fairly present the financial condition, results of operations, and cash flows of RCI and its Subsidiaries, subject only to normal year-end and audit adjustments and the absence of footnotes.

2.The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his][her] supervision, a detailed review of the transactions and financial condition of RCI and its Subsidiaries during the accounting period covered by such financial statements.

3.A review of the activities of RCI and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period RCI and its Subsidiaries performed and observed all their obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period each of RCI and its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

[--or--]

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.The financial covenant analyses and information relating to the calculation of the financial covenants set forth in Section 7.11 of the Credit Agreement as set forth on Schedule A attached hereto are true and accurate on and as of the last day of the Measurement Period to which it relates.

5.Attached hereto as Schedule B is a copy of management’s discussion and analysis with respect to such financial statements delivered concurrently herewith.

6.Attached hereto as Schedule C is a listing of (a) all applications with the United States Patent and Trademark Office or the United States Copyright Office by any Loan Party, if any, for any Intellectual Property made since the date of the most recently delivered Compliance Certificate (or, in the case of the first Compliance Certificate, the Closing Date), (b) all issuances of registrations or letters on existing applications with the United States Patent and Trademark Office or the United States Copyright Office by any Loan Party, if any, for any Intellectual Property received since the date of the most recently delivered Compliance Certificate (or, in the case of the first Compliance Certificate, the Closing Date), and (c) all material licenses relating to any Intellectual Property (other than (x) non-exclusive outbound licenses to customers of the Loan Parties in the ordinary course of business, and (y) licenses of over-the-counter software that is commercially available to the public) so long as such Intellectual Property has been registered with the United States Patent and Trademark Office, the United States Copyright Office entered into by any Loan Party since the date of the most recently delivered Compliance Certificate (or, in the case of the first Compliance Certificate, the Closing Date).

7.Attached hereto as Schedule D is the updated insurance binder or other evidence of insurance for any insurance coverage of any Loan Party that was renewed, replaced or modified during the period covered by this Certificate.

Delivery of an executed counterpart of a signature page of this Certificate by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Certificate.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned Responsible Officer of RCI has caused this Certificate to be executed as of the date written above.

RESOURCES CONNECTION, INC.,

a Delaware corporation

By:

Name:

Title:

Schedule A

Financial Statement Date:  ________________, 20__

Computation of Financial Covenants

Capitalized terms used but not defined herein have the meanings set forth in the Credit Agreement.  In the event of conflict between the provisions and formulas set forth in this Schedule A and the provisions and formulas set forth in the Credit Agreement, the provisions and formulas of the Credit Agreement shall prevail.

1.Consolidated Total Leverage Ratio

(a)Consolidated Funded Indebtedness as of such date:

(i)Funded Indebtedness of RCI and its Subsidiaries

on a Consolidated basis (without duplication):

(A)all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments

$
(B)all purchase money Indebtedness	$

(C)the principal portion of all obligations under conditional sale or other title retention agreements relating to property purchased by any Person or any Subsidiary thereof (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business)

$
(D)all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments	$

(E)all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created), including any Earn Out Obligations

$
(F)all Attributable Indebtedness	$

(G)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends

$

(H)all Funded Indebtedness of other Persons secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed

$
(I)all Guarantees with respect to Funded Indebtedness of the types specified in items (A) through (H) above of another Person	$

(J)all Funded Indebtedness of the types referred to in items (A) through (I) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that such Funded Indebtedness is expressly made non-recourse to such Person

$

(ii)Consolidated Funded Indebtedness

[(a)(i)(A) + (a)(i)(B) + (a)(i)(C) + (a)(i)(D) + (a)(i)(E) +

(a)(i)(F) + (a)(i)(G) + (a)(i)(H) + (a)(i)(I) + (a)(i)(J)]$

(b)Consolidated EBITDA for the most recently completed Measurement

Period:

(i)Consolidated Net Income The following, without duplication, to the extent deducted in calculating such Consolidated Net Income:	$
(ii)Consolidated Interest Charges for such period	$
(iii)the provision for federal state, local and foreign income taxes payable for such period	$
(iv)depreciation and amortization expense for such period	$

(v)any non-cash expense, loss or charge (including (x) any non-cash stock based compensation expense, and (y) any non-cash expenses related to goodwill and trademark impairment, in each case, for such period) which does not represent a cash item in such period or any future period

$
(vi)any losses during such period resulting from the disposition of any assets of RCI or any Subsidiary outside the ordinary course of business (in an amount reasonably acceptable to the Lender)	$
(vii)fees and expenses incurred in such period in connection with the consummation of the Transactions	$

(viii)fees and expenses for such period incurred in connection with any Permitted Acquisition, whether or not such Permitted Acquisition is consummated, so long as such fees and expenses are incurred not more than twelve (12) months after such Permitted Acquisition

$

(ix)the amount of net cost savings and operating expense reductions, in each case, with respect to account compensation expenses, occupancy costs, rental expenses and other quantifiable and verifiable cost and expense items, in each case, for such period and projected by RCI in good faith to be realized as a result of Permitted Acquisitions after the Closing Date, net of the amount of actual benefits realized during such period

$

(x)non-cash accruals or reserves for such period with respect to Earn Out Obligations (it being understood that any cash payment in respect thereof, or any reversal thereof, in any future period shall be subtracted from Consolidated EBITDA in accordance with clause (xiv) below)

$

(xi)the Non-Recurring Severance and Restructuring Add-Back Amount

(A)the amount of non-recurring severance and restructuring charges in respect of employee terminations and real estate exits for such period

(B)(b)(xi)(B) - $120,000

(C)$0

[The greater of (b)(xi)(B) and (b)(xi)(C)]

$ $ $
(xii)fees and expenses incurred in such period in connection with the negotiation, documentation, and consummation of any amendment, supplement or other modification of the Loan Documents	$
The following, without duplication, to the extent included in calculating such Consolidated Net Income:
(xiii)all non-cash income or gains for such period	$
(xiv)any gains during such period resulting from the disposition of any assets of RCI or any Subsidiary outside the ordinary course of business	$
(xv)any cash payment in such period in respect of, or any reversal of, any accrual or reserve added back to Consolidated EBITDA in a prior period pursuant to clause (x) above	$
(xvi)Consolidated EBITDA [(b)(i) + (b)(ii) + (b)(iii) + (b)(iv) + (b)(v) + (b)(vi) + (b)(vii) + (b)(viii) + (b)(ix) + (b)(x) + (b)(xi) + (b)(xii) – (b)(xiii) – (b)(xiv) – (b)(xv)]	$

(c)Consolidated Total Leverage Ratio

[(a)(ii) / (b)(xvi)]__________:1.0

Compliance with Section 7.11(a) of the Credit Agreement:Y  N

2.Consolidated Fixed Charge Coverage Ratio

(a)Consolidated EBITDA for the Measurement Period most recently ended [1.(b)(xvi) above]	$
(b)Consolidated Capital Expenditures for such period	$

(c)Consolidated Cash Taxes for such period	$
(d)the current portion of long term Indebtedness as of such date, calculated in accordance with GAAP	$
(e)Consolidated Interest Charges paid in cash for the Measurement Period most recently ended	$
(f)all Restricted Payments made in cash (other than share repurchases made by RCI to the extent permitted by Section 7.06(f)) for such period	$
(g)Consolidated Fixed Charge Coverage Ratio [((a) – (b) – (c)) / ((d) + (e) + (f))]	__________:1.0

Compliance with Section 7.11(b) of the Credit Agreement:Y  N

Schedule B

Management’s Discussion and Analysis

Schedule C

Intellectual Property

Schedule D

Insurance

EXHIBIT C

[Form of] Loan Notice

TO:Bank of America, N.A., as Lender

RE:Credit Agreement, dated as of October 17, 2016, by and among Resources Connection, Inc., a Delaware corporation (“RCI”), Resources Connection LLC, a Delaware limited liability company (“RCL” and together with RCI, the “Borrowers” and each a “Borrower”), the Guarantors party thereto, and Bank of America, N.A., as Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:__________________________

The undersigned Borrower hereby requests (select one):

A Borrowing

A [conversion][continuation] of Loans

---

1.On (a Business Day)

2.In the amount of $.

3.Comprised of:  Base Rate Loans

 Eurodollar Rate Loans

4.For Eurodollar Rate Loans:  with an Interest Period of _________.

5.Applicable Borrower:.

The undersigned Borrower hereby represents and warrants that (a) such request complies with the requirements of Section 2.01 of the Credit Agreement and (b) each of the conditions set forth in Section 4.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing, conversion or continuation.

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned Borrower has caused this Loan Notice to be executed as of the date first above written.

[RESOURCES CONNECTION, INC.,

a Delaware corporation

By:

Name:

Title:]

[RESOURCES CONNECTION LLC,

a Delaware limited liability company

By:

Name:

Title:]

EXHIBIT D

[Form of] Notice of Loan Prepayment

TO:Bank of America, N.A., as Lender

RE:Credit Agreement, dated as of October 17, 2016, by and among Resources Connection, Inc., a Delaware corporation (“RCI”), Resources Connection LLC, a Delaware limited liability company (“RCL” and together with RCI, the “Borrowers” and each a “Borrower”), the Guarantors party thereto, and Bank of America, N.A., as Lender (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement)

DATE:__________________________

The Borrowers hereby notify the Lender that on _____________, pursuant to the terms of Section 2.04 of the Credit Agreement, the Borrowers intend to make a voluntary prepayment of Loans as more specifically set forth below:

Eurodollar Rate Loans: $

Applicable Interest Period(s):

Base Rate Loans: $

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The Borrowers have caused this Notice of Loan Prepayment to be executed as of the date first above written.

RESOURCES CONNECTION, INC.,

a Delaware corporation

By:

Name:

Title:

RESOURCES CONNECTION LLC,

a Delaware limited liability company

By:

Name:

Title: